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                                                                    Exhibit 10.1

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
                        where the basis of payment is the
                             COST OF WORK PLUS A FEE
                    NOT TO EXCEED A GUARANTEED MAXIMUM PRICE

THIS AGREEMENT

made and entered into as of the 24th day of December, 2003,

BETWEEN the Owner:                 Premier Entertainment, L.L.C.
                                   11400 Reichold Road
                                   Gulfport, MS  39503

                                   (hereinafter referred to as the "OWNER")


And the Contractor:                Roy Anderson Corp
                                   P.O.  Box 2
                                   Gulfport, MS  39502

                                   (hereinafter referred to as the "CONTRACTOR")


(Owner and Contractor to be sometimes hereinafter individually and collectively referred to as the "PARTY" and/or "PARTIES");

The Project is:                    Hard Rock Hotel and Casino
                                   777 Beach Blvd
                                   Biloxi, MS  39530

                                   (hereinafter referred to as the "PROJECt" or "PROJECT SITE").


The Architect is:                  Paul Steelman Ltd.
                                   3330 West Desert Inn Road
                                   Las Vegas, NV  89102

                                   (hereinafter referred to as the "ARCHITECT").


Owner and Contractor agree as set forth below:


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
                                     Page 1
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                                    ARTICLE 1

                             THE CONTRACT DOCUMENTS

1.1 The contract documents (hereinafter referred to as "CONTRACT DOCUMENTS") consist of this Agreement; the following exhibits attached to and made a part of this Agreement:

        EXHIBIT "A"         the General Conditions of the Contract of Construction, AIA
                            Document A201, 1997 edition
        EXHIBIT "B"         Specifications
        EXHIBIT "C"         Drawings
        EXHIBIT "D-1"       Specifications for the Hard Rock Cafe Shell
        EXHIBIT "D-2"       Specifications for the Hard Rock Retail Store Shell
        EXHIBIT "E"         Project Schedule
        EXHIBIT "F"         Schedule of Values
        EXHIBIT "G"         Contractor's Assumptions, Qualifications and Clarifications to
                            Guaranteed Maximum Price, and Schedule of Allowances
        EXHIBIT "H"         Schedule of Liquidated Damages for Late Completion
        EXHIBIT "I"         Schedule of Bonus for Early Completion
        EXHIBIT "J"         Form of Payment and Performance Bond
        EXHIBIT "K"         Rental Rates for Equipment Rented from Contractor
        EXHIBIT "L"         Description of Preconstruction Phase Costs
        EXHIBIT "M"         Mississippi Tax-Related Procedures (together with attachments thereto)
        EXHIBIT "N"         Form of Barge Subcontract between Contractor and Corn Island
                            Shipyard, Inc.

and Addenda issued prior to execution of this Agreement; and Modifications issued after execution of this Agreement. These form the contract (hereinafter referred to as the "CONTRACT"), and all are as fully a part of the Contract as if attached to this Agreement or repeated herein. An enumeration of the Contract Documents appears in ARTICLE 23. If anything in the Contract Documents is inconsistent with this Agreement, this Agreement shall govern, as set forth in
ARTICLE 23. The Contract represents the entire and integrated agreement between the Parties hereto and supersedes prior negotiations, representations or agreements, either written or oral.

                                    ARTICLE 2

                            THE WORK OF THIS CONTRACT

2.1 Contractor shall execute the entire work of the Contract for the Hard Rock Hotel & Casino development project (hereinafter referred to as the "WORK") described in the Contract Documents, and reasonably inferable by the Contractor as necessary to provide the result indicated by the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others. The BASE SCOPE OF WORK shall include a three-hundred six (306) room, eleven (11) story hotel tower, a casino barge, a low-rise transition building with adjoining resort style pool and beach area, a free standing Parking Garage with six

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
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elevated floors and containing approximately 1,608 parking spaces, surface parking, and the associated site development, infrastructure and utilities system.

2.1.1   BASE SCOPE OF WORK

The Hotel shall have a footprint of approximately 20,000 sf., eleven (11) stories with a total square footage of 234,500 sf. The first level of the hotel shall include a Hard Rock Cafe (7,200 sf), hotel lobby (2,474 sf), a promenade (3,900 sf), retail space (3,120 sf), and a restaurant (5,700 sf). Typical Hotel Guest Rooms shall start from levels 2 thru 11 totaling two-hundred eighty-two
(282) typical guest rooms (420 sf each) and twenty-four (24) suites. Level two
(2) shall also accommodate a Health Club/spa facility (7,850 sf) and there will be a separate Club at the top floor of the hotel. The hotel structure shall be constructed of cast-in-place, post-tensioned, concrete. The Facade shall be a combination of EIFS assembly and an aluminum frame curtain wall system with insulated glazing units. The structure shall sit on a pile foundation with grade beams.

The Casino shall be comprised of an 85,000 sf barge that will sit in tidal waters, tethered to the bottom of the channel to remain at a constant level. The exterior walls and roof of the barge shall be built independently from the barge on pilings around the barge. The same superstructure shall also serve as breakwater containment, as well as the extension boat slip marina. The roof structure shall clearspan the 213' width of the barge with a barrel truss design. The Barge shall house 48,400 sf of Gaming Area, a 13,000 sf Buffet and Bakery with 6,450 sf of Kitchen and Servery space, the main Casino Cashier (4,030 sf), a Steak House and Bar (5,190 sf), and a Center Bar (2,360 sf). The Low-rise structure shall be 2 stories with a mezzanine and a total of 163,000 sf of space, and shall have an adjoining resort style pool and beach area. The first level of the low rise (52,640 sf) shall contain the Hard Rock Live Performance Center (12,000 sf), an overhead connecting bridge between the casino and parking garage structure, with "white box" spaces along the connecting bridge for future tenants (6,000 sf), public restrooms, and an arcade. The second level of the low-rise (40,000 sf) shall house administration office space (6,200 sf), central plant area (5,510 sf) electrical room (4,140 sf), white box spaces for future development (6,450 sf), security, surveillance, and the circulation spaces. A Mezzanine level shall contain a balcony for the Hard Rock Live, a VIP Lounge also for the Hard Rock Live area, toilets, green room, and dressing rooms front office spaces (6,100 sf), housekeeping (3,030 sf), uniform storage (504 sf), L&F supplies and sewing area (944 sf), linen storage (1515 sf) electrical equipment room (2,560 sf), AHU room (5,070 sf.), employee toilets, employee dining, and employee uniform area. The structure for the low-rise shall be structural steel frame, with concrete and steel composite decks. The foundation shall be comprised of piles and concrete grade beams.

The Parking Garage provides a total of 1,608 spaces that include 1,238 self-park spaces for patrons and employees, 320 valet parking spaces, 50 dedicated spaces for the small craft harbor and 3 bus arrival spaces. The total square footage of the parking structure is approximately 520,000 sf. In addition to the parking structure an additional 72 on-grade parking spaces are provide under the low rise as VIP/Valet parking.

The Contractor also shall have the responsibility for causing the Barge Contractor (as hereinafter defined) to construct the barges vessels upon which the casino will be constructed

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
                                     Page 3
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Contractor shall construct the Hard Rock cafe shell and the Hard Rock retail store shell in accordance with the requirements set forth in Exhibit C of the Hard Rock Cafe lease and the Hard Rock retail store lease, respectively, copies of which are attached hereto as EXHIBIT "D -1" and EXHIBIT "D-2", respectively. Contractor acknowledges having received a copy of the construction exhibit to each of the Hard Rock Cafe lease and the Hard Rock retail store lease, and agrees that the Base Scope of Work will include the construction requirements of each of the Hard Rock Cafe lease and the Hard Rock retail store lease, as set forth on such exhibits.

2.1.2   DESIGN/BUILD SCOPE OF WORK

The Contractor will have Design/Build responsibilities for the Parking Garage. The design documents prepared by the Contractor for the Parking Garage are herein referred to as the "Contractor Prepared Documents". The design build professional selected by Contractor for the Parking Garage shall be subject to approval by Owner and Architect, which approval shall not be unreasonably withheld.

2.1.3 For all professional design services or certifications by a design professional related to systems, materials or equipment comprising the Parking Garage, the Architect shall review the performance and design criteria prepared by the Contractor to assure that the performance and design criteria specified are consistent with the overall intent and design of the Project, and such performance and design criteria shall be incorporated into the Specifications. The Contractor shall cause such design services or certifications to be provided by a properly licensed design professional, licensed in the State of Mississippi, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such design professional. All design professionals furnishing the delegated design shall obtain and maintain professional liability insurance as required under Section 11.1.8 and all pertinent articles of A201 General Conditions attached as EXHIBIT "A" to this Agreement. The Contractor shall obtain from all such design professionals and provide to Owner, prior to their work being performed, valid certificates of insurance providing evidence of such insurance. The Contractor acknowledges that it is legally liable to the Owner for professional liability relating to and arising from the design and engineering performed by the design-build professional for the Parking Garage, subject to the provisions of PARAGRAPH 17.4 below. Shop Drawings and other submittals related to the Work designed or certified by such design-build professional, if prepared by others, shall bear such professional's written approval when submitted to the Architect. The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design-build professionals.

The Architect and/or its subcontractors shall review the Contractor Prepared Documents prepared by or on behalf of the Contractor for conformance to all design and performance criteria set forth in the Specifications, provided, however, that such review by Architect and/or its subcontractors shall not relieve the Contractor or its design-build professional from responsibility and liability for compliance with the design and performance criteria of the Parking Garage. The Owner shall be entitled to rely upon (i) the adequacy, accuracy, and completeness of the design and performance criteria reviewed by the Architect describing the delegated services, and (ii) the Architect's review of the Contractor Prepared Documents. The Architect will review, approve or take other appropriate action or submittals (1) for the purpose

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of checking for conformance with information given and the design concept expressed in the Contract Documents, and (2) to assure that the design conforms with all design and performance criteria set forth in the Specifications.

2.2 The Hard Rock hotel and casino development is located south of Highway 90 on the real property (hereinafter referred to as the "PROPERTY") bounded on the east by Main Street, bounded on the west by the Windjammer Condominiums and bounded on the south by the Biloxi Small Craft Harbor.

2.3 Contractor understands that Owner intends to obtain construction financing for the Project ("PROJECT FINANCING"), and in connection therewith, Owner will enter into a Cash Collateral and Disbursement Agreement (the "DISBURSEMENT AGREEMENT"), dated subsequent to the date of this Agreement, by and among Standard Federal--Corporate and Institutional Trust, a division of LaSalle Bank National Association, as disbursement agent, securities intermediary and depositary bank (together with any successor disbursement agent permitted thereunder, the "DISBURSEMENT AGENT"), Standard Federal--Corporate and Institutional Trust, a division of LaSalle Bank National Association, as trustee under the Indenture (as defined therein) (together with its successors and assigns from time to time under the Indenture, the "TRUSTEE"), Professional Associates Construction Services, Inc., a California corporation (referred to herein alternatively as "PACS" and the "INDEPENDENT CONSTRUCTION CONSULTANT"), Premier Entertainment Biloxi LLC (d/b/a Hard Rock Hotel & Casino Biloxi), a Delaware limited liability company (as successor in interest by merger with Premier Entertainment, LLC, a Mississippi limited liability company), and Premier Finance Biloxi Corp., a Delaware corporation ("PREMIER FINANCE CORP."). Contractor has reviewed drafts of the Disbursement Agreement through and including the Latham &Watkins draft dated ______, 200_. Owner agrees to provide Contractor with a true, accurate and complete copy of the Disbursement Agreement, with all exhibits affixed thereto, after the Disbursement Agreement is executed by all parties thereto. Contractor acknowledges that the Disbursement Agreement provides for the execution and delivery by Contractor of various certifications, schedules, relating to contract amendments, change orders, amendments to the Project Schedule, amendments to the Project budget, and in connection with construction disbursements. Subject to review of the final version of the Disbursement Agreement and confirmation that the terms, conditions and provisions set forth in the final version of the Disbursement Agreement are not materially different than the terms, conditions and provisions set forth in the drafts of the proposed Disbursement Agreement reviewed by Contractor, Contractor undertakes and agrees to satisfy in good faith and within the time periods required under the terms of the Disbursement Agreement, or upon the request of Owner, all requirements set forth therein that are within the control of Contractor. As used in this Agreement and in the Contract Documents, the phrase "within the control" of Contractor shall mean and include (i) all certifications, schedules, information and documentation required to be delivered by Contractor under the terms of the Disbursement Agreement, and Contractor shall make all statements provided in such certificates, unless such statements would be untrue or incorrect with respect to the facts then known to Contractor at the time when such certificate is made, and (ii) providing to Owner and/or the Independent Construction Consultant in a timely manner any and all information and documentation within the control of Contractor required to be delivered by Owner and/or the Independent Construction Consultant under the terms of the Disbursement Agreement and all exhibits and schedules provided for and/or contemplated thereunder.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
                                     Page 5
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                                    ARTICLE 3

                           RELATIONSHIP OF THE PARTIES

3.1 Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with Owner to cooperate with Architect and utilize Contractor's best skill, efforts, and judgment in furthering the interests of Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of skilled workers and materials; and to perform the Work in the best way and most expeditious and economical manner consistent with the interests of Owner. Owner agrees to cooperate with Contractor by approving, in a timely manner, information requested of Owner by Contractor, and by executing, in a timely manner, all Direct Purchase Documents (as defined in EXHIBIT "M" attached hereto) and making payments to Contractor and to vendors, suppliers and contractors on account of Direct Purchase Items (as defined in EXHIBIT "M" attached hereto) (subject in each case to the conditions set forth in this Agreement) and in accordance with requirements of the Contract Documents. Owner and its Architect, as required, shall cooperate with Contractor's reasonable suggestions as to construction methods, phasing, and materials, in order to define the scope of the Work (hereinafter referred to as the "SCOPE OF THE WORK") within the limits of the Guaranteed Maximum Price (hereinafter referred to as the "GMP" as defined in PARAGRAPH 5.2 below).

3.2 With the exception of the Design/Build services to be provided by Contractor, referenced in ARTICLE 2, SECTIONS 2.1.2 and 2.1.3, the services to be performed by Contractor under this Agreement shall not constitute it an architect; and this Agreement shall not impose on Contractor any obligation to assume, render to or perform on behalf of Owner the professional responsibilities, duties, services and activities with respect to design of the Project for which Owner has contracted with Architect. Contractor assumes no responsibility or liability in connection with the design of the Project or the failure of Architect to provide designs or otherwise perform its obligations under any agreements between Owner and Architect, and the performance by Contractor of its duties hereunder shall not relieve Architect from any responsibilities or liabilities for services on the Project required under any such agreements. Notwithstanding the foregoing, in the event Contractor becomes aware of errors or omissions of any kind relating to design of the Project or the failure of Architect to perform its obligations under any agreements between Owner and Architect, Contractor shall promptly report the same to Owner, which report shall be made in writing.

3.3     REPRESENTATIVES

Upon execution of this Agreement, Owner shall designate, in writing, to Contractor the name of the Party who is to be "OWNER'S REPRESENTATIVE" with full authority to execute any and all instruments requiring Owner's signature and to act on behalf of Owner with respect to all matters arising out of this Agreement. The Owner's Project representative is hereby designated to be Joseph Billhimer, who has been authorized to make decisions on behalf of the Owner regarding the Project. Owner reserves the right to designate a substitute Owner's Project representative, upon written notice to Contractor, which written notice shall define the scope of such Project representative's authority to make decisions on behalf of Owner regarding the Project. In addition, Contractor acknowledges that Owner has retained Professional Associates Construction Services, Inc. as an Independent Construction Consultant. Contractor agrees to cooperate with

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
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the Independent Construction Consultant in assisting the Independent
Construction Consultant to perform its duties and obligations under the Disbursement Agreement (as hereinafter defined), and to take such further steps as Owner and/or the Independent Construction Consultant may reasonably request in order to facilitate the performance by the Independent Construction Consultant of its duties and obligations under the Disbursement Agreement.

Upon execution of this Agreement, Contractor shall designate in writing to Owner the name of the Party who is to be "CONTRACTOR'S REPRESENTATIVE" with full authority to execute any and all instruments requiring Contractor's signature and to act on behalf of Contractor with respect to all matters arising out of this Agreement. The Contractor's Project Representative is hereby designated to be Meng Chai and the Contractor's Superintendent is hereby designated to be Thomas Gonzalez. The Contractor shall not replace its Project Representative or its Superintendent without the Owner's prior written approval, which approval shall not be unreasonably withheld by Owner. The Contractor shall promptly replace its Project Representative or its Superintendent upon the Owner's reasonable request, which request shall be made in writing.

                                    ARTICLE 4

                 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The date of commencement (hereinafter referred to as "COMMENCEMENT DATE") is the date from which the contract time of PARAGRAPH 4.2 is measured; it shall be deemed to have occurred when: (1) the Owner has issued the Notice to Proceed to the Contractor, and (2) the condition precedent for the Contractor starting work set forth in Section 4.8 has been satisfied.

4.1.1 With respect to the Commencement Date under the Contract Documents, the Contractor understands and agrees that in order for the Owner to close on the Project Financing for the Project, the Contractor must first perform the following: (1) obtain all necessary governmental approvals required to commence construction under PARAGRAPH 3.7.1 of the General Conditions; (2) provide the Owner with valid insurance certificates evidencing the coverages required hereunder; and (3) provide the Owner with a Payment Bond and a Performance Bond (referred to herein collectively as the "BOND") in the form attached hereto as EXHIBIT "J", which Bond shall name as co-obligees the Owner and the Trustee (as defined in PARAGRAPH 2.3 above). The Contractor agrees to use its best efforts to accomplish the items described in clauses (1), (2) and (3) above so that the Project Financing can occur on or before January 21, 2004. The Project Schedule has a commencement date of February 2, 2004. The Project Schedule assumes that the required permits and approvals will be obtained on a timely basis as shown by the milestone dates on the Project Schedule. The Project Schedule assumes that the Project Financing will be closed and Owner will issue the notice to proceed to Contractor on or before February 2, 2004.

4.1.2 Contractor acknowledges that its has obtained from the Architect sufficient architectural and civil engineering plans to enable Contractor to obtain permits and related approvals for commencement of construction of the initial phase of the Work (demolition, grading, site work, underground site work, plumbing packages and foundations) in accordance with the Project Schedule. Except for such permits and approvals, Owner and Contractor acknowledge that not all final permits and related approvals will have been obtained as of the

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
                                     Page 7
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Commencement Date, because the Architect will not have provided complete
Drawings and Specifications for the Project as of the Commencement Date. Owner shall cause the Architect to cooperate with Contractor, and Contractor shall cooperate with the Architect, in an effort to obtain all final permits and approvals on a timely basis, and Contractor agrees to use all diligent efforts to obtain same to maintain the dates in the Project Schedule. Contractor shall not be liable for, and shall be entitled to appropriate time extensions and other relief and/or additional direct costs (but not consequential damages), proven to be the result of actual impacts to the Project Schedule in the event the Architect does not provide Drawings and Specifications which are sufficiently complete to allow Contractor to obtain all of the permits and other approvals by the milestone dates set forth in the Project Schedule.

4.1.3 Neither the Contractor nor any of its Subcontractors or suppliers shall supply any labor or materials for the Work until the Project Financing has closed. The Contractor intends to commence the Work on or before February 2, 2004.

4.1.4 The Owner shall direct Contractor to commence the Work by issuing to the Contractor a Notice to Proceed as soon as possible after the closing of the Project Financing. The Contractor shall be prepared to commence the Work immediately upon the closing of the Project Financing, and the Contractor shall commence the Work immediately upon the issuance of the Notice to Proceed, subject to satisfaction of the condition precedent set forth in SECTION 4.8 below.

4.2 The Contractor shall diligently prosecute the Work and achieve Substantial Completion of the Work on or before the July 23, 2005 date (hereinafter referred to as the "SUBSTANTIAL COMPLETION DATE") set forth on the Project Schedule attached hereto and made a part hereof as EXHIBIT "E", for the Base Scope of Work as described in PARAGRAPH 2.1. The Substantial Completion Date may be extended only to the extent expressly provided under the terms of the Contract Documents. The term "SUBSTANTIAL COMPLETION" or "SUBSTANTIALLY COMPLETED", as used herein, shall have the meaning set forth in Section 9.8.1 of the AIA 201 General Conditions attached hereto as EXHIBIT "A", including the satisfaction of all conditions set forth therein. Except as otherwise provided by the Contract Documents, Owner shall not be obligated to accept Substantial Completion of the Work in phases.

4.3     FUTURE SPECIFICATIONS AND DRAWINGS

        The Specifications and Drawings listed in EXHIBIT "A" and EXHIBIT "B", respectively (referred to herein collectively as the "PRELIMINARY SPECIFICATIONS AND DRAWINGS"), are incomplete at the time this Agreement is executed. Owner and Contractor contemplate that the Architect will issue further Specifications and will issue revised, supplemental and additional Drawings. Owner (who may be represented by the Architect) and Contractor shall jointly approve any modifications to the Specifications and shall jointly approve any revised, supplementary, and additional Drawings, which approval shall not be unreasonably withheld by Contractor. Contractor shall not have the right to increase the Guaranteed Maximum Price as a result of any such revised, supplemental or additional Drawings or Specifications, except to the extent any Work shown on any such subsequently issued Specifications and Drawings is inconsistent with the Preliminary Specifications and Drawings or the Contractor's assumptions, clarifications and qualifications itemized on EXHIBIT "G" attached hereto, used by Contractor in

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developing budgets, pricing and establishing the Guaranteed Maximum Price, as set forth in PARAGRAPH 5.2 hereof.

4.3.1 Contractor agrees to timely execute and deliver all certificates within its control required to be delivered by Contractor under the terms of the Disbursement Agreement regarding final plans and drawings, and Contractor shall make all statements provided in such certificates, unless such statements would be untrue or incorrect with respect to the facts then known to Contractor at the time when such certificate is made. Contractor agrees to (i) cooperate with and provide to Owner all documentation, data and information requested by Owner within the control of Contractor, to allow Owner to satisfy the requirements and conditions for final plan approval set forth in the Disbursement Agreement, and
(ii) complete all schedules to be included with each Progress Payment, where information required for or contained in such schedules is within the control of Contractor.

4.4 The projected milestone completion dates in the Project Schedule assume that Owner will cause Architect to furnish the required design information to Contractor as needed for the orderly progress of Work. The Project Schedule further assumes that Owner has secured or will secure adequate financing for the entire Scope of Work with arrangements to ensure payments are made to Contractor in accordance with this Agreement. The failure of Owner to cause Architect to provide the required design information, to make decisions or perform obligations, or to secure adequate financing by the prescribed dates or to maintain adequate financing will entitle Contractor to commensurate time extensions to applicable milestone dates and final completion dates set forth in the Project Schedule. Contractor shall not be liable for, and shall be entitled to appropriate time extensions and other relief and/or additional direct costs (but not consequential damages), based upon proven impacts to the Project
Schedule in the event Owner fails to cause Architect to provide the required design information, to make decisions or perform obligations, or to secure adequate financing by the prescribed dates or to maintain adequate financing.

4.5 Except as set forth in PARAGRAPH 4.6 below, under no circumstances shall Contractor be liable to Owner for any consequential damages, including loss of use or rental, loss of profit or cost of any financing. Under no circumstances shall Owner be liable to Contractor for any consequential damages, including loss of profit or business opportunity.

4.6 Owner and Contractor acknowledge and agree that time is of the essence with respect to the Contract Documents and all obligations hereunder and under the Contract Documents. Contractor acknowledges and recognizes that (1) the Owner is entitled to full and beneficial occupancy and use of the completed Work following expiration of the Contract Time, and (2) the Owner has entered into, or will enter into, binding agreements leasing all or part of the premises where the Work is to be completed based upon the Contractor delivering certain portions of the Project within the Contract Time, as and when required under the terms of leases entered into by Owner, including, without limitation, the Hard Rock Cafe lease and the Hard Rock retail store lease. The Contractor further acknowledges and agrees that if the Contractor fails to achieve Substantial Completion of the Work within the Contract Time and as otherwise required by the Contract Documents, the Owner will sustain extensive damages and serious loss as a result of such failure, and that the exact amount of such damages will be extremely difficult to ascertain. Therefore, the Owner and the Contractor agree as follows in this PARAGRAPH 4.6. If the Contractor fails to achieve Substantial Completion of the Work within three (3) days of the

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Contract Time and as otherwise required by the Contract Documents, the
Contractor shall pay to Owner, and Owner shall be entitled to retain or recover from the Contractor, as liquidated damages and not as a penalty, a sum per day as shown in the sliding scale set forth in EXHIBIT "H" attached hereto, for each calendar day that Contractor fails to achieve Substantial Completion beyond the three-day grace period following the Substantial Completion Date in PARAGRAPH
4.2. Contractor shall not be obligated to pay to Owner, and Owner shall not be entitled to retain or recover from Contractor, maximum total liquidated damages in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00) on account of delay by Contractor in achieving Substantial Completion of the Work in accordance with the Project Schedule. The parties acknowledge and agree that
(i) such liquidated damages are intended to compensate Owner for actual damages the Owner will suffer and incur as result of delayed Substantial Completion of the Work (including, without limitation, construction interest related to the Project Financing) and not as a penalty for delayed Substantial Completion of the Work; (ii) the amount of Owner's actual damages that will result from such delayed Substantial Completion of the Work are not readily ascertainable; and
(iii) such liquidated damages constitute a reasonable and good faith pre-estimate of actual damages the owner will incur as a result of delayed Substantial Completion of the Work. Liquidated damages, if any, shall cease to accrue on the date when Contractor achieves Substantial Completion of the Work. Notwithstanding the foregoing, Contractor shall not be obligated to pay to Owner, and Owner shall not be entitled to retain or recover from Contractor, liquidated damages in the event (i) Contractor satisfies all conditions to achieving Substantial Completion of the Work (as set forth in Section 9.8.1.2 of the AIA 201 General Conditions attached hereto as EXHIBIT "A") within the three-day grace period following the Substantial Completion Date, other than the condition that the value of all Punchlist items are less than the threshold amount set forth in Section 9.8.1.2 of the A201 General Conditions attached hereto as EXHIBIT "A", and (ii) the Project is open for business to the public and generating revenue for the Owner and the use and enjoyment of the Project by employees, guests and patrons is not materially and adversely affected or impeded by any item on the Punchlist.

4.6.1 The Owner may deduct liquidated damages described in PARAGRAPH 4.6 of this Agreement from any unpaid amounts then or thereafter due the Contractor under this Agreement. Contractor shall pay to Owner any liquidated damages not so deducted from any unpaid amounts due the Contractor upon demand by the Owner, together with interest from the date of such demand until the date paid in full, at a per annum rate equal to the Prime Rate, plus two percent (2%).

4.6.2 Notwithstanding anything to the contrary set forth in PARAGRAPH 4.6 hereof, if the failure of Contractor to achieve Substantial Completion of the Work within three (3) days of the Contract Time and as otherwise required by the Contract Documents is attributable solely to the failure of the Barge Contractor (as hereinafter defined) to complete and launch the barge vessels in accordance with the terms of the Barge Construction Contract (as hereinafter defined), and such failure is not attributable to any act or omission of Contractor or its employees, agents or representatives, Contractor's obligation to pay liquidated damages to Owner on account of late delivery of the barge vessels shall be limited to the amount of liquidated damages provided for in the Barge Construction Contract. Contractor shall bear the risk of any delays occasioned by failure of the barge vessels to be constructed in accordance with Plans and Specifications, or for any defects in construction or workmanship of the barge vessels.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

4.7 If (i) Contractor achieves Substantial Completion more than three (3) calendar days prior to the Substantial Completion Date in PARAGRAPH 4.2, (ii) Contractor has provided to Owner sufficient advance notice of such early completion of the Work to allow Owner to coordinate staging of all other activities necessary for the Project to open for business to the public early, and (iii) Owner has the right under existing contracts and agreement with other parties (including, without limitation, Hard Rock) to accelerate performance by such other parties necessary for the Project to open for business to the public early, Owner agrees to pay to Contractor an early completion bonus. Such early completion bonus shall be based upon the sum per day as shown by the sliding scale set forth in EXHIBIT "I" attached hereto, for each calendar day that Contractor achieves Substantial Completion of the Work more than three (3) calendar days before the Substantial Completion Date in PARAGRAPH 4.2. Owner shall not be obligated to pay to Contractor, and Contractor shall not be entitled to recover from Owner, a maximum total bonus in excess of Eight Hundred Thousand Dollars ($800,000.00) on account of Contractor achieving Substantial Completion of the Work more than three days earlier than the Substantial Completion Date in PARAGRAPH 4.2. The obligation set forth herein of Owner to pay Contractor a bonus for early completion of the Work is expressly conditioned upon the matters described in clauses (i), (ii) and (iii) of the first sentence of this PARAGRAPH 4.7.

Any bonus for early completion of the Project due the Contractor under PARAGRAPH
4.7 shall be payable by the Owner to Contractor from consolidated net income generated from operation of the Project after it is open for business to the public, if and to the extent any such consolidated net income is available for disbursement under the restricted payments test contained in the Indenture among the Owner and the Trustee (dated the same date as the Disbursement Agreement) and any other thresholds, tests and restrictions provided for in the Project Financing documentation, and provided that Contractor has satisfied the conditions to payment of such bonus set forth in PARAGRAPH 4.7 above and the further condition that Contractor is not in default under the terms of this Agreement or any of the Contract Documents. Notwithstanding the foregoing, if Contractor is in default under the terms of this Agreement and (i) such default can be cured by the payment of money, Owner shall be entitled to deduct from any bonus due Contractor the full amount of any cost, loss, damage or expense suffered or incurred by Owner as a result of such default of Contractor, and Owner shall promptly remit to Contractor the remaining balance, if any, of such bonus due Contactor, and (ii) such default cannot be cured by the payment of money, Contractor shall have a reasonable opportunity to cure such default, not to exceed a period of thirty (30) days (and, provided that Contractor is diligently and continuously pursuing such action to complete such cure promptly, Contractor shall be entitled to such additional time as may be reasonable under the circumstances), provided, however, that if in Owner's reasonable judgment, Contractor will be unable to effectuate such cure or Contractor fails to utilize diligent and continuous efforts to pursue such cure, Owner shall be entitled to deduct from any bonus due Contractor the full amount of any cost, loss, damage or expense suffered or incurred by Owner as a result of such default of Contractor, and Owner shall promptly remit to Contractor the remaining balance, if any, of such bonus due Contactor.

4.8     CONDITION PRECEDENT TO PERFORMANCE OF WORK; ABANDONMENT

Prior to requirement that Contractor commence Work hereunder, Owner agrees to provide to Contractor evidence reasonably satisfactory to Contractor, prior to such requirement that Contractor perform any Work hereunder, establishing that, on or before the Commencement

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

Date, Owner has available to it the Project Financing sufficient to completely pay the contract sum (hereinafter referred to as the "CONTRACT SUM") under this Agreement, so that Contractor is reasonably assured of the availability of monies to pay for the Work hereunder. Contractor acknowledges and agrees that Owner's closing on the Project Financing shall be deemed to constitute such evidence reasonably satisfactory to Contractor. The issuance by Owner of a Notice to Proceed to Contractor shall be deemed a representation and warranty by Owner that the closing on the Project Financing has occurred.

In the event Owner elects to abandon the Project prior to the time that construction has commenced or obligations have been undertaken by the Contractor hereunder after closing of the Project Financing, Owner may do so without owing any obligation to Contractor and provided that no Work is commenced under any separate written order affecting Property, in which event Owner's obligation (if any) shall be pursuant to such separate Order and not hereunder. Otherwise, any termination of this Agreement shall be pursuant to and subject to the termination for convenience provisions in PARAGRAPH 20.2 below.

Acceptance by Contractor of the Notice to Proceed issued by Owner and commencement by Contractor of the Work shall conclusively be deemed to mean that all conditions precedent to commencement of the Work hereunder have been satisfied or waived by Contractor.

                                    ARTICLE 5

                    COST OF WORK AND GUARANTEED MAXIMUM PRICE

5.1     Owner agrees to reimburse Contractor for the Cost of Work as defined in
ARTICLE 8 (hereinafter referred to as "COST OF WORK"). Such reimbursement shall be in addition to Contractor's fee stipulated in ARTICLE 6 (hereinafter referred to as "CONTRACTOR'S FEE").

5.2 Contractor guarantees to Owner that the aggregate maximum of (i) the Cost of Work to the Owner for completion of all of the Work (including, without limitation, all Work reflected in the Schedule of Values attached hereto and made a part hereof as EXHIBIT "F", which includes the cost of Direct Purchase Items (as defined in EXHIBIT "M" attached hereto) to be purchased by Owner), and
(ii) the Contractor's Fee for completion of all such Work, shall not exceed the aggregate sum of Eighty-One Million Nine Hundred Fifty-Seven Thousand One Hundred Eighty-Three Dollars ($81,957,183) (the "GUARANTEED MAXIMUM PRICE" or "GMP"); provided, however, that the Guaranteed Maximum Price may be increased or decreased for changes in the Work, upon the terms and subject to the conditions set forth in ARTICLE 7. Costs which would cause the GMP to be exceeded shall be paid by the Contractor without payment, reimbursement or contribution by the Owner. Contractor's assumptions, qualifications and clarifications used to develop budgets, pricing and the GMP are itemized in EXHIBIT "G" attached hereto and made a part hereof. The Schedule of Values and the GMP shall be decreased by the amount of any sales tax or contractors' tax reflected in the Schedule of Values associated with Direct Purchase Items purchased by Owner or with other elements of the Work that are exempt from sales tax or contractors' tax. Direct Purchase Items shall be component and non-component materials of the Work which, but for the direct purchase of such items by Owner, Contractor would be obligated to purchase as part of the Work.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

Owner has established a Project contingency fund within the Project Financing in the amount of $________ (the "PROJECT CONTINGENCY FUND"). The Project Contingency Fund shall be controlled by Owner and shall not be available to Contractor, except to the extent expressly permitted hereunder. The Project Contingency Fund shall not be included within the GMP, nor shall the Project Contingency Fund be available to Contractor to defray costs associated with or resulting from unforeseen circumstances arising from or relating to the performance of the Work. In the event completion of the Specifications and Drawings shall result in additional work not included in the Base Scope of Work or which is not consistent with the Preliminary Specifications and Drawings or the Contractor's assumptions, clarifications and qualifications itemized on EXHIBIT "G" attached hereto, used by Contractor in developing budgets, pricing and establishing the GMP hereunder, Contractor shall have the right to request a Change Order for approval by Owner, which approval shall not be unreasonably withheld, and which Change Order shall be funded by application of funds from the Project Contingency Fund, if and to the extent funds are available in the Project Contingency Fund. Owner agrees to segregate, within the Project Financing, an amount equal to Five Million Dollars ($5,000,000) of the Project Contingency Fund. Owner agrees that such segregated portion of the Project Contingency Fund shall be reserved for application to fund any Change Order approved by Owner for additional work not included in the Base Scope of Work resulting from or arising out of completion of the Specification and Drawings. Forty-five (45) days after the Architect issues final Drawings stamped for construction, Owner shall not be obligated to reserve any portion of the Project Contingency Fund for such purposes, and the segregated portion of the Project Contingency Fund shall be released to the Project for use and application by Owner consistent with the terms, conditions and provisions of the Disbursement Agreement. Contractor acknowledges and agrees that the entire amount of any remaining unapplied Project Contingency Fund shall belong to Owner. The Contractor will be required to furnish documentation evidencing expenditures requested pursuant to any such Change Order request prior to the release of funds from the Project Contingency Fund by the Owner.

5.3 In the event that the aggregate of (i) the Cost of Work, (ii) the Contractor's Fee and (iii) the amount of the Direct Purchase Items is less than the Guaranteed Maximum Price, after giving effect to any Change Orders and any other adjustment(s) provided for herein (other than deductive change orders on account of Direct Purchase Items and taxes associated therewith), then the difference between (a) the Cost of Work, including the Contractor's Fee and the cost of Direct Purchase Items and taxes associated therewith, and (b) the Guaranteed Maximum Price, is defined herein as "PROJECT SAVINGS". Owner and Contractor agree that Project Savings shall not include any tax savings associated with any Direct Purchase Items, or any other taxes relating to items that are exempt from sales tax or the contractors' tax, and that all tax savings shall belong solely and exclusively to the Owner, without participation by the Contractor. Owner and Contractor agree that any Project Savings shall be shared between Owner and Contractor, in the proportion of seventy-five percent (75%) to Owner and twenty-five percent (25%) to Contractor, provided, however, that the Contractor shall not be entitled to receive more than $650,000 on account of Project Savings. In the event Contractor is entitled to receive a proportionate share of Project Savings, Owner shall pay such amount to Contractor, as an additional fee, on or before thirty (30) days after Final Completion of the Work, except in the event Contractor is in default under the terms of this Agreement or any of the other Contract Documents, in which event the Contractor's entitlement to receive a proportionate share of Project Savings shall be subject to and conditioned upon the same terms and conditions set forth in the second grammatical

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
paragraph of PARAGRAPH 4.7 above applicable to payment to Contractor of early completion bonus.

                                    ARTICLE 6

                                CONTRACTOR'S FEE

6.1 In consideration of the performance of the Contract, including performance of all Work reflected in the Schedule of Values attached hereto and made a part hereof as EXHIBIT "F", Owner agrees to pay Contractor in current funds as compensation for its services a Contractor's Fee as follows:

6.1.1 A lump sum amount of Three Million Two Hundred Seventy-Eight Thousand Two Hundred Eighty-Seven Dollars ($3,278,287) (the "CONTRACTOR'S FEE"). Owner shall pay to Contractor a proportional amount of the Contractor's Fee with each progress payment, in the manner provided for in ARTICLE 13, provided, however, that the Contractor's Fee shall be included within the Guaranteed Maximum Price, and only shall be payable to Contractor to the extent funds are available within the Guaranteed Maximum Price. Contractor's Fee shall not be reduced on account of Direct Purchase Items purchased by Owner.

6.1.2 In addition to the Contractor's Fee specified in PARAGRAPH 6.1.1, to the extent there are Project Savings, Contractor shall be entitled to receive as an additional fee, its proportionate share of Project Savings, subject to the conditions and limitations set forth in PARAGRAPH 5.3 hereof.

6.2 For changes in the Work (hereinafter referred to as "CHANGES IN WORK") pursuant to an approved Change Order, the Contractor's Fee shall be adjusted as follows:

6.2.1 For all Changes in Work, if any, which result in additional cost to Contractor, the value of the change shall be computed at Contractor's actual cost, as defined in ARTICLE 8, plus ten percent (10%) (comprised of six percent (6%) of such actual cost of Field General Conditions and four percent (4%) of such actual cost for Contractor's fee); provided, however, that for any Changes in the Work based upon application of any of the Project Contingency Fund or allowance in the GMP, the total fee for the Cost of Work related to application of such Project Contingency Fund or allowance shall be limited to 4%.

6.2.2 For Changes in the Work which result in a decrease in the Cost of Work (including, without limitation, decreases in the Cost of Work on account of Direct Purchase Items purchased by Owner), no reduction will be made for the Contractor's Fee.

                                    ARTICLE 7

                                 CHANGES IN WORK

7.1 Owner may make Changes in Work as provided in the Contract Documents. Contractor shall be reimbursed for Changes in Work on the basis of Cost of Work, as defined in ARTICLE 8, plus a mark-up for Field General Conditions and the Contractor's fee, as provided for in PARAGRAPH 6.2.1 above.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

7.1.1 CHANGE ORDERS. In the event Owner desires to effect any Change Order during construction, whether the same would engender an increase or decrease in the Contract Sum, Contractor shall not be required to do and perform, or provide, any additional work, services, and materials pursuant to any Change Order, or to delete any of the same from the Work, until Owner has actually executed each Change Order and if applicable, the same has become effective, as provided below. Contractor shall include with all proposed Change Orders an explanation of (a) the time period within which it requires a decision from Owner on the Change Order, and (b) the anticipated impacts that will result from a failure of the Owner and Architect to act on a timely basis with respect to a Change Order requested by Contractor. Owner, Architect and Contractor shall act promptly and diligently in their decision making process with respect to all Change Order requests, provided, however, that Contractor acknowledges that any Change Order which constitutes a "Material Construction Contract Amendment" by reason of the criteria set forth in Section 5.2 of the Disbursement Agreement being applicable to such a Change Order will not be effective unless and until the requirements set forth in Section 5.2 of the Disbursement Agreement are satisfied. Contractor agrees to satisfy any and all requirements within its control with respect to any Change Order which constitutes a "Material Construction Contract Amendment" under the terms of the Disbursement Agreement.

Whenever, from time to time, the net effect of all Change Orders engenders an increase in the Contract Sum, Contractor shall have the right to require evidence of funds for payment, or such other assurance as Contractor deems satisfactory to it, in its reasonable discretion. Contractor agrees, however, that it shall not unreasonably refuse to accept written advice from Owner certifying that previously non-allocated loan proceeds or amounts from the Project Contingency Fund will be made available to cover said Change Order.

For all Change Orders, the Contractor shall obtain all necessary amendments in the Bond, so as to extend the coverage of the Bonds to the Change Order Work, unless the terms of the Bond provide that such Change Orders are automatically covered by the Bond (up to the penal sum of the Bond), without further action of the parties.

Notwithstanding anything in this PARAGRAPH 7.1.1 to the contrary, Contractor shall be required to do and perform, or provide, any additional work, services, and materials pursuant to any Construction Change Directive issued by Owner, without any further approvals, subject only to provisions above regarding satisfactory proof as to funding for same. The term "CONSTRUCTION CHANGE DIRECTIVE", as used herein, shall have the meaning set forth in SECTION 7.3.1 of the General Conditions attached hereto as EXHIBIT "A". Contractor agrees to satisfy any and all requirements within its control, and Owner agrees to satisfy and cause the Architect and the Independent Construction Consultant to satisfy any and all requirements within its and their respective control with respect to any Construction Change Directive which constitutes a "Material Construction Contract Amendment" under the terms of the Disbursement Agreement.

7.2 Contractor agrees that Change Orders, in order to be effective hereunder, shall be required to be (a) signed on behalf of Owner by Owner's Project Representative, (b) signed on behalf of Contractor, either by Contractor's Project Representative or Contractor's Vice President of Operations, (c) if and to the extent required under the terms of the Disbursement Agreement, signed on behalf of the Independent Construction Consultant (Professional Associated Construction Services, Inc.), or any successor Independent Construction Consultant appointed

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
under the terms of the Disbursement Agreement, indicating the Independent Construction Consultant's approval thereof, and (d) signed on behalf of Architect, indicating the Architect's approval thereof.

7.3     Contractor's Fee for Changes in the Work shall be set forth in
        ARTICLE 6.

                                    ARTICLE 8

                             COSTS TO BE REIMBURSED

8.1 The term "COST OF WORK" shall mean costs necessarily incurred by Contractor, in good faith and in the proper performance of the Work, and paid or payable by Contractor. Such costs shall be at rates not higher than the standard paid in the locality of the Work, except with prior consent of Owner, and shall include the items set forth below in this ARTICLE 8. The cost of all Direct Purchase Items (together with taxes associated with Direct Purchase Items) shall be excluded from the Cost of Work. The cost for all of the items described in this Article 8 shall be subject to and included within the GMP.

8.1.1 Wages paid for labor in the direct employ of Contractor in the performance of the Work under applicable collective bargaining agreements, or under a salary or wage schedule agreed upon by Owner and Contractor, including such welfare or other benefits, as may be payable with respect thereto.

8.1.2 Salaries of Contractor's personnel when stationed at the field office, in whatever capacity employed; personnel engaged, at shops or on the road, in expediting the production or transportation of materials or equipment, but only for that portion of their time required for the Work; and personnel in the main or branch offices of Contractor who perform activities directly related to the Project, including Contractor's project management staff, scheduling management, estimators, pre-construction staff, and safety engineer at the home office when engaged in performance of the Work under this Contract, and usual vacation pay, incentive bonuses and profit sharing made by Contractor to its superintendents, foremen and managers on the Project, provided said incentive bonuses are pre-approved by the Owner and no such bonus or profit sharing shall exceed 30% of the employee's base wages with all such sums being included within the GMP.

8.1.3 Cost of contributions, assessments or taxes incurred during the performance of the Work for such items as unemployment compensation and social security, insofar as such cost is based on wages, salaries or other remuneration paid to employees of Contractor and included in the Cost of Work under PARAGRAPHS 8.1.1 and 8.1.2 at the rate of 49.5% of said wages for work performed over land and the rate of 58.5% of said wages for work performed over water.

8.1.4 The portion of reasonable lodging, travel, and subsistence expenses of Contractor or its officers or employees incurred while traveling outside the State of Mississippi in discharge of duties connected with the Work with all such sums being included within the GMP, provided, however, that lodging, travel and subsistence expenses of Contractor shall not exceed the sum of $60,000.00 in the aggregate, except with the written consent of the Owner, which consent shall not be unreasonably withheld.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

8.1.5 The normal cost of vehicles and fuel and repairs for vehicles assigned to employees associated with the Project with all such sums being included within the GMP.

8.1.6 Cost of all materials, supplies, and equipment incorporated in the Work, including costs of transportation thereof.

8.1.7 Payments made by Contractor to subcontractors for Work performed pursuant to subcontracts under this Agreement.

8.1.8 Costs, including transportation and maintenance, of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workers, which are consumed in the performance of the Work. Any such items used but not consumed, which are paid for by the Owner, shall become the property of the Owner and shall be delivered to the Owner upon completion of the Work in accordance with instructions furnished by the Owner. If the Owner elects, however, the Contractor shall purchase any such items from the Owner at a purchase price equal to the original cost charged to the Owner, less the reduction in fair market value resulting directly from use of any such item in connection with the Work or such other price which is mutually acceptable to the Owner and the Contractor. Upon demand by the Owner, the Contractor shall furnish the Owner with any information and documentation necessary to verify the period of time for which such items were used in connection with the Work.

8.1.9 Rental charges including personal property taxes of all necessary machinery and equipment, including office equipment, exclusive of hand tools, used at the site of the Work, whether rented from Contractor or others, including installation, minor repairs and replacements, dismantling, removal, transportation, and delivery costs thereof. Rates for equipment rented from Contractor shall be at rental rates as listed on EXHIBIT "K" attached hereto and made a part hereof. Rates for equipment rented from Contractor that are not listed on EXHIBIT "K" shall be at rates subject to the Owner's prior written approval.

8.1.10 Cost of premiums for all bonds and insurance will be a reimbursable cost at a fixed rate of 1.09% of the final Contract amount for the Contractor's insurance and associated costs pertaining to the Project; a fixed rate of 0.75% of the final Contract amount for the Contractor's Bond; and a fixed rate of 1.25% of the total subcontract and purchase order amounts for payment and performance bonds on all subcontractors and suppliers, which Contractor is required by the Contract Documents to purchase and maintain and/or Contractor requires, including cost of Performance & Payment Bonds for subcontractors and/or suppliers. The phrase "final Contract amount" as used herein shall mean the aggregate of (i) the Cost of Work to the Owner for completion of all of the Work (including, without limitation, all Work reflected in the Schedule of Values attached hereto and made a part hereof as EXHIBIT "F"), (ii) the Contractor's Fee for completion of all such Work, and (iii) the cost of all Direct Purchase Items (as defined in SECTION 3.6.1 of the General Conditions and in EXHIBIT "M" attached hereto) purchased by Owner.

8.1.11 Sales, use, gross receipts, or similar taxes related to the Work and for which Contractor is liable, imposed by any governmental authority, excluding income and franchise taxes.

8.1.12 Permit fees, licenses and deposits lost for causes other than Contractor's negligence.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

8.1.13 Losses and expenses not compensated by insurance or otherwise, sustained by Contractor in connection with the Work, provided, however, that such losses and expenses resulting or arising from the negligence or willful or wanton misconduct of Contractor, any subcontractor, anyone directly or indirectly employed by any of them, or for whose acts any of them may be responsible, shall not be included as a Cost of Work, but shall be borne solely by Contractor without reimbursement by Owner. Such losses shall include deductibles on any insurance loss settlements made with the written consent and approval of Owner. Reimbursable losses and expenses not compensated by insurance or otherwise, as indicated above, shall be considered part of the Cost of Work for the purpose of determining the guaranteed maximum cost to the Owner pursuant to PARAGRAPH 5.2 of this Agreement. If, however, such loss required reconstruction, and Contractor is placed in charge thereof, it shall be paid for this service a fee proportionate to that stated in PARAGRAPH 6.1.1.

8.1.14 The cost, in connection with the performance of the Work, of long distance calls, telephone service at the site, expressage, postage, photographs, blueprints, office supplies, first aid supplies, ice, water, cups, furniture, fixtures, office equipment including jobsite computers and software and similar miscellaneous cost items in connection with the Work.

8.1.15  Cost of removal of all debris.

8.1.16 Costs incurred due to an emergency affecting the safety of persons and property, to the extent not caused by the negligent acts or omissions, or capable of prevention through the proper performance of the Work, by Contractor, a subcontractor or anyone for whom either is responsible.

8.1.17 Cost of labor, material and equipment required for handling, storing, and placing and affixing Owner-furnished material and equipment.

8.1.18  Cost of small tools.

8.1.19 Costs for maintenance, adjustments and systems balancing associated with the Work required during the warranty period which may be the responsibility of Contractor, will be at a fixed rate of 0.17% of the established GMP, with such sum being included within the GMP.

8.1.20 Demobilization, restocking, and cancellation costs associated with early termination of the Work, unless such early termination is due to a default by Contractor.

8.1.21 Any cost not specifically and expressly excluded by ARTICLE 9 which the Contractor reasonably and necessarily incurs in the performance of the Work or in the furtherance of the Project, with such sums being included within the GMP, provided, however, that any such cost in excess of $10,000 per item shall not be included as a Cost of Work, unless such cost is approved in writing in advance by the Owner, which approval shall not be unreasonably withheld.

8.1.22 Cost to administer the Mississippi Tax Related Procedures set forth in EXHIBIT "M" attached hereto on behalf of the Owner, including portions of the salaries for personnel engaged in the administration of the procedures, provided, however that the cost to administer such procedures on behalf of Owner for the Project will not exceed the aggregate cost of $80,000.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

8.1.23 Cost associated with the Preconstruction Phase plus four percent (4%) fee shall be paid to Contractor if the Project is abandoned by Owner prior to commencement of the Work. After commencement of the Work, the cost associated with the Preconstruction Phase, including but not limited to estimating services, design assist services, contract preparation, shall be included within the Schedule of Values subject to the GMP. An description of the types of costs associated with the Preconstruction Phase are set forth in EXHIBIT "L" attached hereto.

8.2     Basis of Cost

8.2.1 Costs as defined herein shall be actual costs paid by the Contractor, less all discounts, rebates and salvages which shall be taken by the Contractor, subject to ARTICLE 10 of this Agreement. All payments made by the Owner pursuant to this PARAGRAPH 8.2.1, whether those payments are actually made before or after the execution of the Contract, and all payments made by Owner on account of Direct Purchase Items, are subject to and included within the GMP specified in PARAGRAPH 5.2 above; provided, however, that in no event shall the Owner be required to reimburse the Contractor for any portion of the Cost of Work incurred prior to the date of commencement except for those costs specified in PARAGRAPH 8.1.23, unless the Contractor has received the Owner's written consent prior to incurring such cost.

8.2.2 Notwithstanding the breakdown or categorization of any costs to be reimbursed in this ARTICLE 8 or elsewhere in the Contract Documents, there shall be no duplication of payment in the event any particular items for which payment is required can be characterized as falling into more than one of the types of compensable or reimbursable categories.

                                    ARTICLE 9

                           COSTS NOT TO BE REIMBURSED

9.1 The term "COST OF WORK" shall not include any of the items set forth below in this ARTICLE 9.

9.1.1 Salaries or other compensation of Contractor's personnel at Contractor's principal office and branch offices, other than the field office, except as specifically provided in ARTICLE 8;

9.1.2 Expenses of Contractor's principal and branch offices, other than the field office, except as specifically provided in ARTICLE 8;

9.1.3 Any part of Contractor's capital expenses, including interest on Contractor's capital, employed for the Work;

9.1.4 Home office overhead or general expenses of any kind, except as may be expressly included in ARTICLE 6.2 and ARTICLE 8;

9.1.5 Costs due to the negligence or misconduct of, or failure to comply with the requirements of the Contract Documents by, Contractor, any subcontractor, anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, including, but not limited to, the correction of defective or nonconforming Work, disposal of materials and equipment wrongly supplied, or making good any damage to Property;

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

9.1.6 Any cost not specifically and expressly included in the items described in ARTICLE 8;

9.1.7 Costs in excess of the GMP, if any, as set forth in ARTICLE 5 and adjusted pursuant to ARTICLE 8;

9.1.8 Legal fees and arbitration costs and fees incurred by the Contractor in connection with the Project or any mediation, arbitration or lawsuit relating to the Project.

9.1.9 Royalties, damages for infringement of patents and costs of defending suits therefore.

9.1.10 Cost of data processing services, Information Technology support and contract administration.

9.1.11 Legal Fees and other consultative fees reasonably and properly resulting under this Agreement or as a result of nonperformance and/or default of subcontractors or venders.

9.1.12 Costs of arbitration, mediation and/or attorneys' fees incurred in connection with the administration of the Contract Documents.

9.1.13 Costs of repairing, maintaining, replacing or correcting damaged or non-conforming Work.

9.1.14  Costs associated with archiving of records.

9.1.15  Costs of all Direct Purchase Items purchased by Owner.

                                   ARTICLE 10

                         DISCOUNTS, REBATES AND REFUNDS

10.1 All cash discounts shall accrue to Contractor, unless Owner deposits funds with Contractor with which to make payments, in which case, the cash discounts shall accrue to Owner. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment shall accrue to Owner, and Contractor shall make provisions so that they can be secured.

                                   ARTICLE 11

                                  SUBCONTRACTS

11.1 The Contractor shall keep Owner informed as to those with whom Contractor plans to subcontract, including, but not limited to, all material terms of any proposed Subcontract. Prior to award of the Subcontract, Contractor shall furnish in writing to Owner the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work. Owner shall promptly reply to Contractor, in writing, stating whether or not Owner, after due investigation, has reasonable objection to any such proposed subcontractor or subcontract. Failure of Owner to reply within fourteen (14) calendar days of submittal by Contractor shall constitute "notice of no reasonable objection."

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

11.2 Contractor shall not contract with a proposed person or entity to whom Owner has made reasonable and timely objection. Contractor shall not be required to contract with anyone to whom Contractor has made reasonable objection. If Owner has reasonable objection to a person or entity proposed by Contractor, Contractor shall propose another to whom Owner has no reasonable objection. The Contract Sum shall be increased or decreased by the difference in cost occasioned by such change, and an appropriate Change Order shall be issued; however, no increase in the Contract Sum shall be allowed for such change unless Contractor has acted promptly and responsively in submitting names as required.

11.3 Contractor shall not award any subcontract with a contract price of greater than or equal to Fifty Thousand Dollars ($50,000) ("MAJOR SUBCONTRACT") without first obtaining the written approval of Owner, which approval shall not be unreasonably withheld.

11.4 Except for the Barge Construction Contract (as hereinafter defined), subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement. Subcontracts and other agreements shall not be awarded on the basis of cost plus a fee without the prior written consent of the Owner.

11.5 Except for the Barge Construction Contract, all Subcontracts for the Project shall contain the same indemnification, retainage, and release of liens provisions as required of the Contractor hereunder, unless (i) otherwise stated in this Agreement or in the General Conditions; (ii) specifically waived in writing by the Owner; or (iii) the Subcontracts has a contract price less than $50,000, where it would be unreasonable to require such provisions due to the scope of the Subcontract. All Subcontracts under this Agreement shall provide insurance satisfactory to the Contractor. All Subcontracts shall require insurance in at least the amounts as set out in Contractor's standard form of Subcontract, unless Owner consents in writing to different insurance coverages, which consent shall not be unreasonably withheld.

11.6 Contractor represents and warrants to Owner that Contractor is qualified to self-perform certain concrete work and installation of doors, hardware and toilet accessories. In the event Contractor desires to perform with its own forces a definable task or Scope of Work which is also appropriate for performance by Subcontractors and for which it is reasonable to solicit bids, then Contractor shall seek bids from Subcontractors, unless the task or Scope of Work has an estimated cost under $50,000 or unless Owner otherwise consents to a waiver of the bidding requirement on a case-by-case basis, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary herein, if (a) Contractor submits the low bid in competition with other Subcontractors to perform a definable task or Scope of Work for which Contractor is qualified to self-perform, or (b) Contractor's bid is not the lowest, but Owner, in its sole discretion, decides to approve Contractor's self-performance of the task or scope of Work, then Contractor shall be entitled to perform the task or Work with Contractor's own forces on the same basis (e.g. lump sum) on which bids were solicited. In all cases in which Contractor performs tasks or Work after competition with Subcontractors, Contractor's Cost of Work for such tasks or Work shall be the basis of compensation specified in the Subcontract. By way of illustration, if the Subcontract is for a fixed price, Contractor's Cost of Work for the Subcontract shall be the fixed price amount of the Subcontract.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

11.7 Additional retainage beyond that held by the Owner from the Contractor's Applications for Payment may be withheld by the Contractor, upon Owner's consent, from payments owed by the Contractor to any Subcontractor or supplier for no more than one Application for Payment unless the Contractor, at the time the additional retainage is withheld, provides a written explanation to the Owner. The Contractor shall not withhold without Owner's written consent more in total in retainage for all of its Subcontractors and suppliers than the Owner is holding in retainage for the Contractor, provided, however, for any individual Subcontractor, the Contractor may hold up to a maximum of ten percent (10%) in retainage.

11.8 Contractor acknowledges that the Disbursement Agent shall have the right, but not the obligation, at reasonable times during customary business hours and at reasonable intervals upon prior notice to review, all information (including any direct contracts and purchase orders entered into by Owner) supporting any Application for Payment. The Disbursement Agent shall be entitled to examine, copy and make extracts of the books, records, accounting data and other documents of the Contractor relating to construction of the Project, including, without limitation, bills of sale, statements, receipts, contracts or agreements, which relate to any materials, fixtures or articles incorporated into the Project. The Contractor agrees to cooperate with the Disbursement Agent in assisting the Disbursement Agent to perform its duties hereunder and to take such further steps as the Disbursement reasonably may request in order to facilitate the Disbursement Agent's performance of its obligations hereunder.

11.9 Contractor acknowledges that the Independent Construction Consultant shall have the right to meet periodically at reasonable times during customary business hours and at reasonable intervals, however no less frequently than monthly, with representatives of the Owner, Contractor, the Architect and such other employees, consultants or agents as the Independent Construction Consultant shall reasonably request to be present for such meetings. The Independent Construction Consultant may perform such inspections of the Project Site and the Project as it deems reasonably necessary or appropriate in the performance of its duties hereunder, however no less frequently than monthly. In addition, the Independent Construction Consultant shall have the right at reasonable times during customary business hours upon prior notice to review, to the extent it deems reasonably necessary, all information (including any direct contracts and purchase orders entered into by Owner) supporting the amendments to the Project Budget, amendments this Agreement, any of the Contract Documents, any Subcontracts and any direct contracts entered into by Owner, any Applications for Payment and any certificates in support of any of the foregoing, to inspect materials stored on the Project Site and the Project, at off-site facilities where materials designated for use in the Project are stored, to review the insurance required pursuant to the terms of the Indenture, and to examine the Plans and all shop drawings relating to the Project. The Independent Construction Consultant is authorized to contact any subcontractor or payee for purposes of confirming receipt of progress payments. Contractor acknowledges and agrees that the Independent Construction Consultant shall be entitled to examine, copy and make extracts of the books, records, accounting data and other documents of the Contractor relating to the construction of the Project, including, without limitation, bills of sale, statements, receipts, lien releases and affidavits, contracts or agreements, which relate to any materials, fixtures or articles incorporated into the Project. From time to time, at the request of the Independent Construction Consultant, the Contractor shall make available to the Independent Construction Consultant a Project cost schedule and/or the Project Schedule for the Project. The Contractor agrees to cooperate with the Independent Construction

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

Consultant in assisting the Independent Construction Consultant to perform its duties hereunder and to take such further steps as the Independent Construction Consultant reasonably may request in order to facilitate the Independent Construction Consultant's performance of its obligations hereunder.

11.10 Upon request by Owner and/or Independent Construction Consultant, the Contractor shall provide to Owner and/or Independent Construction Consultant copies of requests for bids, bid proposals, and/or bid documents submitted by proposed subcontractors. In addition, Contractor shall provide to the Independent Construction Consultant true, correct and complete copies of each and every executed Major Subcontract and all direct contracts and purchase orders entered into by Owner and invoices for Direct Purchase Items.

11.11 Owner approves of the form of Subcontract attached hereto as EXHIBIT "N" (the "BARGE CONSTRUCTION CONTRACT") to be entered into between Contractor and Corn Island Shipyard, Inc. (the "BARGE CONTRACTOR") to fabricate the vessels upon which the casino will be built. Provided that the Barge Construction Contract entered into between Contractor and Barge Contractor is substantially the same as the form of Barge Construction Contract attached hereto as EXHIBIT "N", Owner agrees (i) that the terms and conditions set forth in the Barge Construction Contract satisfy all requirements of this Contract; (ii) that payments for the work to be performed under the terms of the Barge Construction Contract shall be made in accordance with the terms and subject to the conditions set forth in the Barge Construction Contract, notwithstanding anything to the contrary contained in this Contract; (iii) that the Barge Contractor shall not be required to provide a consent to assignment in favor of the Trustee; and (iv) to waive any requirements set forth herein and in any of the other Contract Documents that are inconsistent with the terms of the Barge Construction Contract, including, without limitation, the requirements contained in PARAGRAPH 11.5 hereof. Such waiver on account of the Barge Construction Contract shall not be construed to be a general waiver of the requirements set forth in this Agreement and any of the other Contract Documents with respect to any other subcontract

11.11.1. Owner acknowledges that Contractor has paid to the Barge Contractor a refundable deposit in the amount of $169,580.50 (the "DEPOSIT"). The terms of the Barge Construction Contract provide that in the event the Project Financing has not closed and Owner has not given to Contractor a notice to proceed under this Contract, and Contractor has not given a notice to proceed to Barge Contractor under the Barge Construction Contract on or before February 2, 2004, then either Contractor or Barge Contractor have the right to terminate the Barge Construction Contract at any time after February 2, 2004, by giving written notice of termination to the other party, in which event, Barge Contractor is obligated to return to Contractor the Deposit. In the event Owner has obtained the Project Financing and issued to Contractor a Notice to Proceed on or before February 2, 2004, Contractor promptly shall give to Barge Contractor a notice to proceed under the Barge Construction Contract. In the event Owner has not obtained the Project Financing and issued to Contractor a Notice to Proceed on or before February 2, 2004, the date for Substantial Completion set forth in PARAGRAPH 4.2 and the Guaranteed Maximum Price set forth in PARAGRAPH 5.2 shall be subject to adjustment for proven impacts upon the Project Schedule and the Guaranteed Maximum Price, respectively. In the event (i) Owner has not obtained the Project Financing and issued to Contractor a Notice to Proceed on or before February 2, 2004, or (ii) Owner elects to abandon the Project on or before February 2, 2004, and as a result of either of the events described in clause
(i) or (ii), Barge

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

Contractor refuses to refund all or any portion of the Deposit, provided that Contractor has not by its acts or omissions prejudiced Owner's ability to obtain a refund of the Deposit, Owner agrees to reimburse Contractor for such Deposit or portion thereof retained by Barge Contractor, further provided, that (i) Contractor assigns to Owner all of Contractor's right, title and interest in and to the Deposit; and (ii) Contractor agrees to cooperate with Owner's efforts to secure a refund of the Deposit, including, without limitation, the institution and prosecution of legal proceedings relating thereto.

                                   ARTICLE 12

                        PRELIMINARY AND FINAL ACCOUNTING

12.1 Prior to final accounting, and as a condition thereto, Contractor shall furnish Owner with a preliminary account for Cost of Work and Contractor's Fee, which preliminary accounting shall be in a reasonably detailed form, as determined by Owner. The final payment shall be made based upon the preliminary accounting. If, at the time of final payment, based on the preliminary accounting, there exists an identifiable dispute between Owner and Contractor with respect to a particular item or items, then final payment shall still be made by Owner, but the amounts in dispute will be paid to an escrow agent satisfactory to Owner and Contractor and shall be held pending appropriate resolution of such dispute, which the Parties will endeavor to resolve prior to the review next provided. Thirty (30) days after final payment, or sooner when the same is completed, Contractor shall represent its final accounting to Owner in complete detailed form accounting for all Costs of Work and Contractor's Fee, allowances, Project Savings, Change Orders, penalties and bonuses, if any. Owner and its agents and attorneys may thereupon review and audit this final accounting, and for such purpose, Owner, Disbursement Agent, Trustee and the Independent Construction Consultant (and their respective agents and attorneys) shall be given full access to the books and records of Contractor in any manner relating to this Project, including all subcontracts, material purchase orders, payrolls and the like, provided, however, that any audit of such books and records of Contractor by such parties shall be conducted concurrently. This review and audit shall be completed by Owner within a period of one hundred eighty (180) days after it has received the final accounting from Contractor, and Owner and Contractor shall, based upon the final accounting and Owner's audit thereof, make such adjustments as may be necessary between them with respect to all items, except any item which may then be in dispute between Owner and Contractor, which said disputed items, if not resolved amicably, shall be arbitrated or litigated between said Parties.

                                   ARTICLE 13

                                PROGRESS PAYMENTS

13.1 Based upon monthly Applications for Payment submitted to Owner and Architect by Contractor (except that payments on account of the Barge vessels shall not be processed monthly, but shall be processed on separate Applications for Payment on an expedited basis to conform to the payment schedule set forth in the Barge Construction Contract), including all supporting documentation, and Certificates for Payment properly issued by Architect, Owner shall make (i) Progress Payments on account of the Contract Sum to Contractor, and (ii) payments on account of the Direct Purchase Items to vendors, suppliers and contractors, as

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
provided below and elsewhere in the Contract Documents. Contractor acknowledges having received the Disbursement Agreement and is familiar with the terms and conditions set forth therein. Contractor acknowledges that Owner shall not be obligated to make any Progress Payments on Account of the Contract Sum (including Direct Purchase Items) unless and until all conditions within the control of Contractor to disbursement of funds set forth in the Disbursement Agreement for progress payments are satisfied. Contractor agrees to timely execute and deliver all certificates within the control of Contractor required to be delivered by Contractor under the terms of the Disbursement Agreement, and Contractor shall make all statements provided in such certificates, unless such statements would be untrue or incorrect with respect to the facts then known to Contractor at the time when such certificate is made. Contractor agrees to (i) cooperate with and provide to Owner all documentation, data and information requested by Owner within the control of Contractor, to allow Owner to satisfy the requirements and conditions for Progress Payments set forth in the Disbursement Agreement (including all documentation for Direct Purchase Items), and (ii) complete all schedules to be included with each Progress Payment, where information required for or contained in such schedules is within the control of Contractor.

13.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, except for payments on account of the Barge vessels which shall be processed as set forth in SECTION 13.3 below.

13.3 Provided a proper and complete Application for Payment is received by Architect and Owner not later than the last day of a month, and the Architect and the Independent Construction Consultant has approved the same for payment, Owner shall make payments to Contractor and, with respect to Direct Payment Items, to vendors, suppliers and contractors, in each case not later than the 30th day of the following month, subject to satisfaction of the conditions to payment set forth herein. Notwithstanding the foregoing, payments on account of the barge vessels shall be processed on separate Applications for Payment on an expedited basis to conform to the payment schedule set forth in the Barge Construction Contract. If proper and complete Application for Payment is received by Architect and Owner after the application date fixed above, and each of the Architect and Independent Construction Consultant has approved the same for payment, it is agreed that the time for payment shall be the next monthly cycle, unless Owner is able to arrange for an interim payment to be made to Contractor sooner than the next monthly cycle, at no additional cost, expense or liability to Owner. Owner shall use diligent efforts to obtain approval of a proper and complete Application for Payment by the Architect and the Independent Construction Consultant. In the event Contractor timely submits to Owner and Architect a proper and complete Application for Payment, the failure by Owner to obtain the Architect's and the Independent Construction Consultant's approval thereof shall not affect the right of Contractor to be paid or, with respect to Direct Purchase Items, the right of vendors, suppliers and contractors to be paid, pursuant to such timely, proper and complete Application for Payment, unless the Owner's failure to obtain the Architect's and the Independent Construction Consultant's approval thereof is attributable to matters within the control of Contractor.

13.3.1 Each Application for Payment shall be based upon the most recent approved Schedule of Values submitted by Contractor in accordance with the Contract Documents. The Schedule of Values shall allocate the entire GMP among the various portions of the Work, except that the Contractor's Fee shall be shown as a single separate line item, also within the GMP. The

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

Schedule of Values shall be prepared in such form and supported by such data to substantiate its accuracy as Architect, Owner and the Independent Construction Consultant may reasonably require. The Schedule of Values, unless objected to by Architect, shall be used as a basis for reviewing Contractor's Applications for Payment.

13.3.2 The Contractor's entitlement to payment for each of its Payment Applications is expressly conditioned upon the Contractor's submission of a monthly update of the Project Schedule to the Owner, the Architect and the Independent Construction Consultant with each of the Contractor's monthly Applications for Payment, except for payments on account of the Barge vessels which shall be processed as set forth in SECTION 13.3 above.

13.3.3 Applications for Payment shall show the Cost of Work, services, the cost of Direct Purchase Items, and the cost of materials or equipment not incorporated in the Work, but delivered and suitably stored at the Site or at some location agreed upon, actually incurred by Contractor through the end of the period covered by the Application for Payment and for which Contractor (or Owner, in the case of Direct Purchase Items) has made or intends to make actual payment prior to the next Application for Payment. Although Contractor shall invoice on a percentage of completion basis according to an approved Schedule of Values for the current billing period, Contractor shall also provide to Owner on a monthly basis payrolls, petty cash accounts, receipted invoices, and any other evidence reasonably required by the Owner or Architect for the previous billing period. The Contractor may with Architect's and Owner's approval submit such documentation in electronic format. Title to all such equipment and materials shall pass to Owner upon payment therefore or incorporation in the Work, whichever shall first occur; and Contractor shall prepare and execute all documents necessary to effect and perfect such transfer of title. The Application for Payment shall also indicate the sum of all prior payments, Contractor's proportionate amount of fee in overall percentage of work completed compared to the GMP and amount of retainage to be deducted from each Application in accordance with PARAGRAPH 13.5 below. Except with the Owner's prior written approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site. Owner approves the advance payment to be made to Barge Contractor pursuant to the Barge Construction Contract, and agrees to make the initial payment required under the terms of the Barge Construction Contract as one of the "Initial Disbursements" (as defined in the Disbursement Agreement) in connection with obtaining the Project Financing.

13.3.4 Contractor's Application for Payment shall include a written inventory, substantially in the form required by the schedules to the Disbursement Agreement, identify all materials, machinery, fixtures, furniture, equipment or other items purchased or manufactured for incorporation into the Work but which, at the time of the Application for Payment, (i) are not located at the Project Site and for which the Contractor has requested payment, or (ii) are located at the Project Site but are not expected to be incorporated into the Project improvements within ninety (90) days after such Application for Payment (such materials, the "UNINCORPORATED MATERIALS") and including the value thereof, together with evidence reasonably satisfactory to Owner, the Independent Construction Consultant and the Disbursement Agent that the following conditions have been satisfied with respect to such Unincorporated Materials:

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

            (a) all Unincorporated Materials for which full payment has previously been made or is being made with the proceeds of the Application for Payment are, or will be upon full payment, owned by the Owner, as evidenced by the bills of sale, certificates of title or other evidence reasonably satisfactory to Owner and the Independent Construction Consultant, and all lien rights or claims of the supplier has been or will be released simultaneously with such full payment and all amounts, if any, required to be paid to the supplier thereof with respect to the installation of such Unincorporated Materials (including any Retainage Amounts) (provided, however, that lien releases, affidavits and agreements need not be provided for Unincorporated Materials from a single or affiliated suppliers (where the Owner or Contractor has actual knowledge that such suppliers are affiliated) with a contract price (or expected aggregate amount to be paid in the case of "cost plus" contracts) of less than $100,000;

            (b) the Contractor believes that the Unincorporated Materials are consistent with the Final Plans;

            (c) all Unincorporated Materials are properly inventoried, securely stored, protected against theft and damage at the Project Site or at such other location which has been specifically identified by its complete address to Owner, the Independent Construction Consultant and the Disbursement Agent (or if the Contractor cannot provide the complete address of the current storage location, the Contractor shall list the name and complete address of the applicable contracting party supplying or manufacturing such Unincorporated Materials);

            (d) the amounts paid by the Owner in respect of Unincorporated Materials not at the Project Site (other than those related to the Barge Construction Contract) are not more than $2,000,000 at any one time;

            (e) the amounts paid by the Owner in respect of Unincorporated Materials not at the Project Site and related to the Barge Construction Contract are not more than $9,000,000 at any one time;

            (f) the Independent Construction Consultant shall have confirmed the accuracy of the certification required in subparagraph (c) above, and in connection therewith, the Independent Construction Consultant shall have the right to visit the site of and inspect the Unincorporated Materials; and

            (g) the Independent Construction Consultant, at the request of the Owner, may from time to time agree to increase the thresholds set forth in subparagraph (d) and (e) above.

13.3.5 Applications for Payment shall show the approved percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or
(2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the Schedule of Values. Applications for Payment for the Barge Construction Contract shall show the stage of completion of the barge vessels corresponding to the schedule of payments set forth in the Barge Construction Contract in lieu of the percentage of completion.

13.4 Except with respect to the Barge Construction Contract, the Owner will retain an amount on all Work as referenced in PARAGRAPH 13.3 equal to a percentage of the amount due the Contractor on account of progress payments as follows: on the items for General Conditions, Contractor's Fee and Work performed by Contractor the retainage shall be equal to five percent (5%). For all other Work the retainage shall initially be equal to ten percent (10%). Whenever the Work is fifty-percent (50%) complete and performed in accordance with the Project Schedule then in effect and satisfactory, in the opinion of the Architect with concurrence of the Owner, fifty-percent (50%) of the retainage will be paid to the Contractor, and five-percent (5%) on all subsequent progress payments shall be retained thereafter. Upon mutual written agreement by Owner, and Contractor, payment in full may be made to those subcontractors whose work is fully completed during the early stages of the Project or reduced with respect to other contractors at such times as Owner and Contractor may mutually agree, provided, however, that Owner shall not be obligated to release any retainage to Contractor or to any subcontractors sooner than provided in this PARAGRAPH 13.4. There shall be no retainage for the Barge Construction Contract.

Retainage under subcontracts shall be included in Contractor's Request for Payment for the purpose of indicating the value of the Work performed; however, Contractor shall not request payment thereof from Owner until such retainage is actually payable.

13.5 In each Request for Payment, Contractor shall certify that such Request for Payment represents the amount to which Contractor is entitled pursuant to the terms of this Agreement and shall also certify as follows:

                  "There are no known mechanic's or materialmen's liens outstanding at the date of this requisition, that all due and payable bills with respect to the Work have been paid to date or are included in the amount requested in the current Application, and that, except for such bills not paid but so included, there is no known basis for the filing of any mechanic's or materialmen's liens on the Work, except to the extent as may be otherwise shown below."

To the extent that the Contractor cannot make such certification, Contractor shall state with reasonable specificity the reasons why such certification cannot be made and/or must be qualified or limited.

13.5.1 Contractor specifically agrees that it shall not include in any Request for Payment sums attributable to Work which Owner or Contractor have rejected (unless Contractor disputes in good faith such rejection) or which otherwise constitute or relate to applications for payments, billings, or invoices or subcontractors or suppliers which Contractor disputes, or for any other reason, does not intend to pay.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

13.5.2 Owner shall review each such Request for Payment and may make such exceptions as Owner reasonably deems necessary or appropriate under the state of circumstances then obtaining.

13.6 The Contractor acknowledges and agrees that the Owner may reserve the right, under the Project Financing documents, at the direction of Disbursement Agent or Trustee, to make payment on any Application for Payment to the Contractor or directly to any Subcontractor. Contractor acknowledges that Owner shall make payments directly to any vendor, supplier or contractor with whom Owner has contracted for Direct Purchase Items.

13.7 Contractor acknowledges that all payments on account of Applications for Payment submitted by Contractor shall be subject to satisfaction of the following conditions and requirements, but only to the extent such conditions and requirements are within the control of Contractor. Contractor shall take all action within the control of Contract to satisfy the conditions and requirements set forth in subparagraphs (a) through (d) below:

            (a) a title bringdown is received by the Owner indicating that no mechanics liens have been filed against the Project by (i) RAC; (ii) any parties claiming by, through or under RAC; or (iii) any parties contracting directly with the Owner for Direct Purchase Items (except to the extent any such mechanics liens have been filed by any such parties on account of the Owner's failure to make payments that are due and payable);

            (b) all executed Releases of Mechanics' Liens from the Contractor (substantially in the form required by the Disbursement Agreement) and from any vendor, supplier, contractor or subcontractor providing labor or materials and who is legally entitled to assert a lien against all or any portion of the Project under the laws of the State of Mississippi (except to the extent any such releases of mechanics' liens are not delivered on account of the Owner's failure to make payments that are due and payable);

            (c) a written certification has been executed and delivered by the Contractor to the Owner that:

                  (i) the construction of the Work to date has been performed in a good and workmanlike manner and in accordance with the Plans, and stating whether progress thereof is such that the work will be completed by the Substantial Completion Date;

                  (ii) the amount of direct costs for which such payment is requested either has been paid by the Contractor or is justly due to the Contractor for work, labor or material furnished for the construction of the Work insofar as actually reported therein (or stored on the Project site as approved by the Owner and the Independent Construction Consultant) up to the date of such Application for Payment (for the first Application for Payment) or up to the date of such Application for Payment from the date of previous Application for Payment;

                  (iii) no part of the Project Costs described in such Application as being currently due for payment has been made the basis for any previous payment;

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                  (iv) a certification listing all of the Subcontractors and Suppliers providing labor or materials for Work described under the Application for Payment; and

            (d) a written certificate from the Contractor has been provided to Owner, Disbursement Agent and Trustee in the form specified by, and meeting the requirements of the Disbursement Agreement.

13.8 Nothing in this Agreement or in any of the other Contract Documents is intended to or may be construed to waive, abridge, or adversely affect Contractor's right to make Contractor's actual receipt of payment from Owner a condition precedent to Contractor's payment (whether progress, final, or any other payment) to Subcontractors, suppliers, or other vendors. If Contractor or its Subcontractors, supplies or other vendors are required to submit affidavits of payment, waivers of rights, releases of claims, or the like, such affidavits of payment, waivers of rights and releases of claims may be conditioned upon receipt of payment.

13.9 Owner shall not be in default hereunder due to a delay in the processing of an Application for Payment caused by the Disbursement Agent, the Trustee and/or the Independent Construction Consultant and beyond the control of the Owner; provided however, that, if Owner does not pay by the due date the full amount of the Contractor's Application for Payment as certified (or failed to be certified) by the Architect and the Independent Construction Consultant, or if either Owner or Contractor disagrees with the amount certified (or failed to be certified) by the Architect or the Independent Construction Consultant, then Owner and Contractor shall endeavor in good faith to resolve their differences over the amount due for the Application for Payment. In the event there is a bona fide dispute as to the amount owed and Contractor is otherwise paid the undisputed amount, then (i) Owner shall have the option of paying to Contractor, under protest and with reservation of all rights, an amount equal to one-half of the disputed amount and to place the other one-half of the disputed amount in an escrow account administrated by a mutually acceptable escrow agent, (ii) Contractor shall be obligated to continue or resume the Work, and (iii) the Owner reserves the right to seek reimbursement of the disputed amount paid under protest. In the event of a dispute over the amount owed by Owner to Contractor for one or more Applications for Payment (whether placed in escrow or otherwise), either party may initiate arbitration under the Construction Industry Arbitration Rules of the American Arbitration Association. If the Arbitrator determines that one party owes additional payment or reimbursement to the other party, such additional payment or reimbursement will be paid within thirty (30) days after notification of the Arbitrator's decision. Contractor acknowledges that the procedure set forth in clause (i) above for payment under protest and with reservation of Owner's rights is provided for under the Advance Construction Disbursement process in the Disbursement Agreement and may be limited to the extent of the "Available Advance Construction Disbursement Amount" (as defined in the Disbursement Agreement).

13.10 In the event Contractor submits a timely, proper and complete Application for Payment, and Owner fails to cause such Application for Payment to be paid (including, without limitation, any payments by Owner to vendors, suppliers or contractors on account of Direct Payment Items included in such Application for Payment) within thirty (30) days of submittal (the thirtieth day following submittal of such an Application for Payment shall hereafter be referred to as a "DUE DATE"), there shall be deemed to be a "Payment Dispute", unless on a Due Date the Architect, the

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

Independent Construction Consultant and/or the Owner have good cause for such failure to certify an otherwise timely, proper and complete Application for Payment. The failure or inability of any party to satisfy the conditions and requirements set forth in the Disbursement Agreement for payment to Contractor of a timely, proper and complete Application for Payment shall not be deemed to be "good cause", unless such party's failure satisfy any such conditions and requirements of the Disbursement Agreement is attributable to matters within the control of Contractor. In the event of a Payment Dispute, the Contractor shall have the right to give written notice to the Owner of the existence of a Payment Dispute. If said Payment Dispute is not resolved within ten (10) days following such Payment Dispute notice from Contractor, Contractor shall be entitled to give Owner a second written notice stating Contractor's intent to stop work on account of such Payment Dispute within five (5) days after delivery of Contractor's second notice, unless the Payment Dispute is not promptly resolved. If the Payment Dispute is not resolved on or before the expiration of the five
(5) day period established by the Contractor's second notice, then Contractor shall have the right to immediately stop all Work, in which event, the date for Substantial Completion set forth in SECTION 4.2 and the Guaranteed Maximum Price set forth in SECTION 5.2 each shall be subject to adjustment for proven impacts upon the Project Schedule and the Guaranteed Maximum Price, respectively, as a consequence of cessation and recommencement of the Work. Notwithstanding the foregoing, Contractor shall not have the right to stop the Work on account of a Payment Dispute if Owner follows the procedures outlined in clauses (i), (ii) and (iii) of SECTION 13.9 above with respect to payment of disputed amounts.

13.11 If a Payment Dispute relates to the failure by Owner to pay Direct Purchase Items which are due and payable, the Contractor shall have the right to give written notice to the Owner of the existence of a Payment Dispute. If Owner fails to pay Direct Purchase Items which are the subject of said Payment Dispute within ten (10) days following such Payment Dispute notice from Contractor, Contractor shall be entitled to appropriate time extensions and other relief and/or additional direct costs (but not consequential damages), proven to be the result of actual impacts to the Project Schedule.

13.12 Upon Substantial Completion of the Project, or as soon thereafter as possible, Contractor shall submit a Request for Payment which shall set forth all amounts due and remaining unpaid to Contractor less an amount (hereinafter referred to as the "PUNCH LIST RETAINAGE") equal to the sum of (i) one hundred seventy five percent (175%) of the value of all items to be completed or corrected (hereinafter referred to as the "PUNCH LIST"), and (ii) the greater of $50,000 or one hundred seventy five percent (175%) of the value of all items to be completed or corrected to obtain a permanent unconditional Certificate of Occupancy for the entire Project. Upon approval of such Request for Payment by Owner and Architect and satisfaction of all conditions set forth in the Disbursement Agreement, and provided that Contractor has delivered all of the items set forth in SECTION 14.1.1 below, Owner shall pay to Contractor the amount due under such Request for Payment, less the amount of the Punch List Retainage.

13.12.1 Owner shall pay the balance of the Punch List Retainage to Contractor as and when all of the Punch List items are completed by Contractor and accepted by Owner and a permanent unconditional Certificate of Occupancy has been issued for the entire Project.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

13.12.2 In no event shall any interest be due and payable by Owner to Contractor, any subcontractor or any other party on any of the sums rightfully retained by Owner pursuant to any of the terms or provisions of any of the Contract Documents.

13.13 Any provision of this Agreement to the contrary notwithstanding, Owner may retain such funds from any Progress Payment to reasonably protect Owner if any one or more of the following conditions exist:

13.13.1 Contractor is in material default of any of its obligations hereunder or otherwise is in material default under any of the Contract Documents or this Agreement has been terminated as a result thereof; or

13.13.2 Any part of such payment is attributable to Work which is defective or not performed in accordance with the Criteria and Scope and the Drawings and Specifications, provided, however, such payment shall be made as to the part thereof attributable to Work which is performed in accordance with the Criteria and Scope and the Drawings and Specifications and is not defective; or

13.13.3 Contractor has failed to make payments in accordance with its contracts with Contractor's subcontractors or for material or labor used in the Work for which Owner has made payment to Contractor; or

13.13.4 If Owner reasonably determines that the portion of the GMP, including pending Change Orders, outstanding proposals and the like, then remaining unpaid will not be sufficient to complete the Work in accordance with the Drawings and Specifications, whereupon no additional payments will be due Contractor hereunder unless and until Contractor performs a sufficient portion of the Work so that such portion of the Contract Sum then remaining unpaid is determined by Owner to be sufficient to so complete the Work; or

13.13.5 If Owner reasonably determines that Contractor has not met, or will not, with prompt acceleration of the Work, meet the Scheduled Completion Date.

13.14 In the event Owner elects to withhold from payment to Contractor any amounts to which Owner may be entitled to withhold as above provided, then Owner shall only withhold the fair market value of such Work, claims or payments; and in no case shall be withheld more than such total value. Failure to comply with this provision is a material breach of this Agreement.

13.15 No partial payment made hereunder shall be, or shall be construed to be, final acceptance or approval of that part of the Work to which such partial payment relates or relieve Contractor of any of its obligations or a waiver of any rights Owner may have hereunder with respect thereto.

13.16 Contractor shall, within fifteen (15) days following receipt of payment from Owner, pay all bills for labor and material performed and furnished by others in connection with the performance of the Work for which such payment is made, and upon request by Owner, shall provide Owner with evidence of such payment.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

13.17 Payments due and unpaid under the Contract Documents shall bear interest from the date payment is due at the per annum interest rate equal to two percent (2%) in excess of the Prime Rate, as reported in the "Money Rates" column of the most recent edition of THE WALL STREET JOURNAL, provided such interest rate does not exceed the highest legal rate allowed under the laws of the state where such Project is located.

13.18 Contractor shall be entitled to receive payment in the amount of Seventy-Five Thousand Dollars ($75,000.00) in the first requisition to cover the cost of mobilization. This payment is included in the GMP.

13.19 All payments to be made hereunder shall be by wire transfer to the following unless otherwise notified in writing by Contractor:

ACCOUNT NAME:    Roy Anderson Corp
ACCOUNT TITLE:   Depository Account
ABA #:           065500752
Account #:       155-694-3
Bank Location:   The Peoples Bank
                 Biloxi, MS
                 (228) 435-5511

                                   ARTICLE 14

                                  FINAL PAYMENT

14.1 Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, Owner, the Architect and the Independent Construction Consultant will promptly make such inspection, and when Owner, the Architect and the Independent Construction Consultant find the Work acceptable under the Contract Documents, and the Contract fully performed, and all conditions precedent within the control of Contractor to final payment pursuant to the Disbursement Agreement have been fully satisfied, Owner will promptly issue final payment to Contractor. Neither final payment nor any remaining retained percentage shall become due, however, until Contractor submits to Owner (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which Owner or Owner's property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied; (2) consent of surety, if any, to final payment, if requested by Owner; (3) a preliminary accounting for the Cost of Work and Contractor's Fee in accordance with ARTICLE 12; and (4) if required by Owner, other data establishing payment or satisfaction of obligations such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract to the extent and in such form as may be designated by Owner. If a subcontractor refuses to furnish a release or waiver required by Owner, Contractor may furnish a bond satisfactory to Owner to protect Owner against such lien. If such lien remains unsatisfied after payments are made, Contractor shall refund to Owner all money that Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

14.1.1 In addition, the Contractor's entitlement to final payment is expressly conditioned upon the Contractor furnishing the Owner with all of the following:

                       (i)     All maintenance and operating manuals;

                       (ii) Marked sets of Drawings and Specifications reflecting "as built" conditions;

                       (iii) The as built drawings and specifications shall be turned over to the Architect as part of the closeout requirement. The Architect and Engineers are responsible to update the CADD drawing files to reflect the changes in the work made during construction based on the marked-up drawings at no additional cost to Contractor.

                       (iv) Any special guarantees or warranties required by the Contract Documents;

                       (v) Any assignment and/or transfer of all guarantees and warranties from Subcontractors, vendors, suppliers and manufacturers;

                       (vi) A list of the names, addresses and phone numbers of all Subcontractors and other persons who provided guarantees and warranties;

                       (vii) The delivery from the Contractor to the Architect and Owner of a permanent and unconditional Certificate of Occupancy; and

                       (viii) The satisfaction by Contractor of all conditions and requirements of the Disbursement Agreement to final payment that are within the control of Contractor, including, without limitation, the delivery by the Contractor of all certifications, information and documentation required to be delivered under the terms of the Disbursement Agreement that are within the control of Contractor.

14.2 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of Contractor or by issuance of Change Orders affecting final completion, Owner shall, upon application by Contractor and without terminating the Contract, make payment of the balance due for the portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted may be submitted by Contractor to Owner prior to certification of such payment. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

14.3 Acceptance of final payment by Contractor, a subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

14.4 Contractor agrees not to deliver to the Disbursement Agent under the Disbursement Agreement any objection to a request by Owner for disbursement of the remaining funds in the Construction Disbursement Account (as defined in the Disbursement Agreement), absent good cause shown. In the event (a) Contractor makes objection to any certificate of Owner requesting disbursement of remaining funds in the Construction Disbursement Account, and such objection (i) requires Owner to reserve additional funds in the Construction Disbursement Account, or
(ii) prevents Owner from obtaining the amount of Owner's requested disbursement, and (b) if such objection shall prove to be unwarranted, incorrect or otherwise resolved in favor of Owner, Contractor shall pay to Owner interest at the rate of ten percent (10%) per annum on all amounts Owner would have received pursuant to its request for disbursement of the remaining funds in the Construction Disbursement Account had Contractor not made such objection. If such objection by Contractor shall prove to be warranted, correct or otherwise resolved in favor of Contractor, Owner shall pay to Contractor interest at the rate of ten percent (10%) per annum on the amount of additional funds reserved in the Construction Disbursement Account specified in Contractor's objection notice. Interest at the specified rate shall accrue for the period commencing on the date of Contractor's objection notice to the date such funds are disbursed from the Construction Disbursement Account, and shall be paid to the prevailing party not later than thirty (30) days after disbursement of such funds. The prevailing party also shall be entitled to recover from the other party all of its attorneys' fees, costs and expenses associated with the objection and any contest relating thereto.

                                   ARTICLE 15

                            MEDIATION AND ARBITRATION

15.1.1 MEDIATION -- See Section 4.5 of AIA 201 General Conditions attached hereto as EXHIBIT "A".

15.2 ARBITRATION -- See Section 4.6 of AIA 201 General Conditions attached hereto as EXHIBIT "A".

15.3    ASSIGNMENT

This Agreement shall not be assigned by either Party without the written consent of both Parties, except that Owner shall have the right to assign this Agreement to (a) any entity controlled by or under common control with Owner, (b) a purchaser of substantially all of the assets of Owner or to the surviving entity in a merger or consolidation, or (c) to the Trustee, to one or more lenders, or to an agent for one or more lenders providing Project Financing. However, no such assignment by Owner shall release Owner of its obligations hereunder unless and then only to extent agreed to by the Contractor in writing.

                                   ARTICLE 16

                  USES OF PREMISES BY OWNER PRIOR TO COMPLETION

16.1 If prior to Substantial Completion of the Work hereunder, any portion of the Work is at such state of construction to permit the same, and Owner is desirous of using portions of the

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

Work or takes possession of portions thereof to complete tenant work (or to allow tenants such as Hard Rock to complete their tenant improvement work in the Hard Rock cafe and the Hard Rock retail store premises) with other contractors, or is desirous of showing portions of the Work to prospective tenants, then Owner may do so only upon the following conditions:

16.1.1 that use or inspection of such portion of the premises will not in any manner interfere with, hinder or delay Contractor in the performance of its Work hereunder;

16.1.2 that Owner, its agents, employees, invitees, and separate contractors shall comply with all safety rules and regulations established by applicable governmental authorities and Contractor;

16.1.3 that use of the premises by Owner, its employees, agents, invitees, and separate contractors, is at sole risk of loss to Owner both as to personal injuries, death of persons, and property damage which may be incurred or sustained in or about the premises by Owner, its employees, agents, invitees, and separate contractors;

16.1.4 the Owner shall assume responsibility for, and indemnify, protect, defend and save Contractor harmless from, any such personal injuries, death of persons and property damage resulting from any such personal injuries, death of persons and property damage resulting from the aforesaid use of the premises or part thereof by Owner, its employees, agents, invitees and separate contractors, subject to the limitations set forth in ARTICLE 19 of this contract;

16.1.5 that the Owner maintain public liability and property damage insurance, at its expense, protecting the interest of Owner and Contractor with respect to the aforesaid uses and extending to the use of the premises by Owner, its employees, agents, and invitees in a company or companies satisfactory to Contractor, and in amounts of not less than $1,000,000.00 single limit per occurrence or accident as to personal injuries and death of persons, $500,000.00 as to property damage per occurrence or accident, with additional excess umbrella coverage of $30,000,000.00 and Owner has furnished Contractor with a Certificate of Insurance verifying the subject coverage, with the Contractor as an Additional Insured with respect to the operations of the Owner and primary to other available insurance, containing a provision for the insurer to furnish Contractor with at least thirty (30) days' written notice prior to cancellation. The existence of such insurance coverage shall not limit Owner's liability under Owner's indemnification herein. Owner shall pay its fair proportion of all costs and expenses applicable to the portion of the premises used by it for any of the aforesaid purposes (including water, power, etc.). Contractor shall not be obligated to let Owner use any part of the Work prior to substantial completion of the Work hereunder except in strict compliance with the above provisions. The foregoing provisions shall not be deemed as a waiver of any liability which Contractor may have to Owner or to third parties for Contractor's negligence.

16.2 Contractor shall coordinate the work of its forces and the work of any separate contractors of Owner or tenants such as Hard Rock, to allow for the timely completion by Owner or such tenants of their tenant improvement work. Owner acknowledges and agrees that Contractor shall have no responsibility or liability for the failure of any separate contractors of Owner or tenants to perform their respective obligations to Owner, except that Contractor shall be responsible and liable for the performance of work (i) by any separate contractor, vendor or supplier with whom Owner has contracted with under a direct contract, subcontract or purchase

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
order, pursuant to Owner's direct purchase program, and (ii) by any separate contractors of Owner or tenants who are unable to perform their work because of Contractor's failure to coordinate the work of its own forces with such separate contractors.

                                   ARTICLE 17

                                    INSURANCE

17.1    CONTRACTOR'S LIABILITY INSURANCE.

The Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the project is located such insurance as will protect the Contractor, Owner, Trustee, Disbursement Agent and the Independent Construction Consultant from claims set forth below which may arise out of or result from the Contractor's operations under the Contract and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

17.1.1 Claims under workers' or workmen's compensation disability benefit and other similar employee benefits acts, including United States Longshore and Harbor Workers Act and Jones Act, which are applicable to the Work to be performed, at statutory limits;

17.1.2 Claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor's employees;

17.1.3 Claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor's employees;

17.1.4 Claims for damages insured by usual personal injury liability coverage which are sustained (a) by a person as a result of an offense directly or indirectly related to employment of such person by the Contractor, or (b) by another person;

17.1.5 Claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

17.1.6 Claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

17.1.7 Claims involving contractual liability applicable to the Contractor's indemnity obligations under SECTION 3.18 of the AIA 201 General Conditions attached hereto as EXHIBIT "A".

17.1.8 Claims for damages resulting from errors, omissions and wrongful acts in performing professional design services.

        All such required insurance shall be evidenced by policies issued by an insurance company rated "A-VII" or better by A.M. Best & Co. and licensed to do business in the State of

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

Mississippi. Each such policy is hereinafter referred to in this Agreement as an "Insurance Policy". All insurance carried by Contractor shall be primary and non-contributory.

        Contractor shall furnish to Owner copies of all policies evidencing the foregoing coverage for Owner's review. In the event Owner reasonably disapproves of any coverage issues, policy limits, deductible amounts or other provisions of such insurance, Owner shall notify Contractor in writing immediately so that Contractor may take such steps as may be necessary to have such policy modified to satisfy Owner's objections. Any additional cost to the Contractor to modify said policy to reflect Owner's changes shall be an increase to the GMP. If Owner fails to raise any objections in writing within 10 days following delivery of such policy of insurance to Owner, such failure shall be deemed an acceptance of such policy by Owner.

Certificates of Insurance, in form and substance reasonably acceptable to Owner and the Independent Construction Consultant, shall be filed with the Owner prior to commencement of the Work. These Certificates and the insurance policies required above shall contain a provision that coverage afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner and the Disbursement Agent. Each insurance policy required hereunder shall name Owner, Architect, Architect's consultants, Trustee, Disbursement Agent, the Independent Construction Consultant and Rank PLC, as additional insureds thereunder.

17.2    OWNER'S LIABILITY INSURANCE.

The Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance. Optionally, the Owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under the Contract. Whichever option Owner elects, Owner shall cause its general liability carrier to furnish Contractor with a waiver of subrogation. The Contractor shall not be responsible for purchasing and maintaining this optional Owner's liability insurance unless specifically required by the Contract Documents. Any and all policies of insurance coverage required to be carried by Contractor shall be primary, and any optional Owner's liability insurance shall not respond to any loss unless and until all insurance coverages required under the Contract Documents to be carried by Contractor has been exhausted.

17.3    PROPERTY INSURANCE

17.3.1 Unless otherwise provided, the Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the project is located, Builder's Risk insurance in the amount of the initial GMP as well as subsequent modifications thereto for the entire Work at the site on a replacement cost basis. Such insurance shall be maintained until substantial completion of the Project is effected. This insurance shall include interests of the Owner, Disbursement Agent, Trustee, the Independent Construction Consultant, the Contractor, Subcontractors and Sub-subcontractors in the Work, as their interests may appear. The insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damages, including, without duplication of coverage, flood (including wind-driven water and rain) theft, vandalism, malicious mischief, collapse, false work, temporary buildings and debris removal, including demolition occasioned

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
by enforcement of any applicable legal requirements, and shall cover reasonable compensation for services and expenses required as a result of such insured loss. Owner shall furnish to Contractor a copy of such Builder's Risk policy for Contractor's review. In the event Contractor reasonably disapproves of any coverage issues, policy limits, deductible amounts or other provisions of such insurance, Contractor shall notify Owner in writing immediately so that Owner may take such steps as may be necessary to have such policy modified to satisfy Contractor's objections. If Contractor fails to raise any objections in writing within 10 days following delivery of such policy of insurance to Contractor, such failure shall be deemed an acceptance of such policy by Contractor. Notwithstanding anything to the contrary appearing herein, Owner shall bear all risk of loss including cost not covered by deductibles to the property which may occur and agrees to look solely to the proceeds of insurance in the event of a loss, the only exception being losses which may occur as a result of Contractor's negligence or willful acts, and then, only to the extent not covered by insurance. If the Owner does not purchase such property insurance as provided for herein, the Owner shall so inform the Contractor in writing prior to commencement of the Work. The Contractor may then effect insurance which will protect the interests of the Contractor, Subcontractors and Sub-subcontractors in the Work, and the cost thereof shall be funded from the Contingency. If the Contractor is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, without so notifying the Contractor, then the Owner shall bear all reasonable costs properly attributable thereto.

17.3.2 LOSS OF USE INSURANCE. The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused. The Owner waives all rights of action against the Contractor for loss of use of the Owner's property, including consequential losses due to fire or other hazards, however caused.

17.3.3 WAIVERS OF SUBROGATION. The Owner and Contractor waive all rights against (a) each other and any of the subcontractors, sub-subcontractors, agents and employees, each of the other, and (b) the design professional subcontractor and design professional subcontractor's consultants, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Section or other property insurance applicable to the site where the Work is being performed, as well as the Work, except such rights as they have to proceeds of such insurance held by the Contractor as fiduciary. The Owner or Contractor, as appropriate, shall require of the design professional subcontractor and design professional subcontractor's consultants, subcontractors, sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged. This provision shall survive termination and/or completion of the Project.

17.3.4 If during the Project construction period the Owner insures properties, real or personal or both, adjoining or adjacent to the site by property insurance under policies separate from those insuring the Project, the Owner shall waive all rights in accordance with the terms of PARAGRAPH

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

17.3.3 for damages caused by fire or other perils covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

17.3.5 A loss insured under Builder's Risk insurance shall be adjusted by the Owner and made payable to the Owner. The Owner shall pay Contractor and Subcontractors their just shares of insurance proceeds received by the Owner, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

17.3.6 Partial occupancy or use of the premises shall not commence until the insurance company or companies providing insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

17.4    ERRORS & OMISSIONS INSURANCE

The Contractor shall purchase and maintain errors and omissions insurance to cover the design/build work on the Parking Garage Structure in the amounts of not less than $2,000,000 per occurrence and $2,000,000 total aggregate, with no self-insured retention. For any damages arising from deficiencies in design or other performance by Contractor's design professionals, Contractor shall be liable to Owner to the same extent for such deficiencies as would be applicable if the design professionals contracted directly with the Owner. Owner shall not be entitled to recover from Contractor damages suffered or incurred by Owner on account of deficiencies in design or other performance by Contractor's design professionals greater than the limits of Contractor's professional liability insurance required hereunder.

17.4.1  CONTRACTOR CONTROLLED INSURANCE PROGRAM       INTENTIONALLY DELETED

                                   ARTICLE 18

                                 INDEMNIFICATION

18.1 INDEMNIFICATION -- See Section 3.18 of the AIA 201 General Conditions attached hereto as EXHIBIT "A".

                                   ARTICLE 19

                  WARRANTY - CONTRACTOR'S WARRANTY OR GUARANTY

19.1 Contractor confirms its Warranty or Guaranty as set forth in the other Contract Documents, provided, however, that such Warranty or Guaranty is qualified or limited by the following provisions which shall be controlling wherever in conflict with the provisions of the Warranty or Guaranty set forth in said other Contract Documents. The qualifications or limitations upon said Warranty or Guaranty are the following:

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

19.1.1 Contractor warrants that it will furnish all of the materials and work necessary to complete the improvements in a good and workmanlike and first class manner and will furnish all of the equipment which will be installed in a good and workmanlike and first class manner, as all of the same are called for in the Contract Documents; and Contractor shall obtain and deliver to Owner such standard manufacturer's warranties as each equipment manufacturer may furnish with any equipment. Except with respect to the Parking Garage to be designed and built by Contractor pursuant to this Agreement, Contractor does not warrant or guarantee the design or sufficiency of the design of the improvements or that the materials and equipment furnished, pursuant to the Specifications of Architect, will accomplish the purposes intended, provided, however, that Contractor's warranty shall include the good, workmanlike and proper construction of the improvements and installation of such materials and equipment, free of defective workmanship.

19.1.2 As to all materials and equipment (including all Direct Purchase Items and the barge vessels) and as to Contractor's workmanship, Contractor warrants the same against defects for a period of one (1) year as to all defects appearing within said year and as to which Owner places Contractor on written notice thereof within said year. Contractor covenants and agrees to promptly repair or replace, at its sole cost and expense, any and all defective Work, including, without limitation defective materials and equipment. As to all defects (other than latent defects) as to which Owner does not place Contractor on written notice thereof within the one (1) year warranty period and all defects appearing after one (1) year, Contractor makes no warranty for itself, without limiting, however, warranties of any subcontractors or others which may be for more than one (1) year, and after said one (1) year period, Contractor will aid Owner, at Owner's expense, in enforcing any warranties against others.

19.1.3 All warranties, if the same do not operate by any specific written provision of any warranty or by operation of law to be in favor of Owner, unless required to be enforced by the Contractor to back up any obligation which it has hereunder, shall be deemed to be assigned to Owner (if assignable), such assignment to take effect immediately upon completion of the work of Contractor or after expiration of Contractor's warranty. If and to the extent any such warranties by their terms are not assignable, Contractor shall enforce such warranties for the benefit of Owner, to provide Owner with the benefit thereof for the entire period of such warranties.

As to all warranties called for under the Contract Documents, it is understood and agreed that the limitation of Warranty or Guaranty in favor of Contractor in this ARTICLE 19 shall not be construed as operating in favor of any subcontractor or material supplier. Should any longer or other warranty or guaranty be called for under the Contract Documents or imposed upon any subcontractor and/or material supplier by operation of law, nothing set forth in this Agreement shall be deemed to be a limitation thereof, nor a waiver of any defense to the enforcement of such longer or other warranty as may be available to any subcontractor or supplier under applicable law.

Contractor's Warranty is a one (1) year warranty, plus Contractor's duty to obtain any longer or other warranties called for under the Contract Documents from subcontractors and suppliers for benefit of Owner, which longer or other warranties are not guaranteed by Contractor beyond the first year, subject to the qualifications and limitations set forth above. During Contractor's one

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

(1) year Warranty, Contractor will enforce the subcontractors' and suppliers' warranties for benefit of Owner or its assigns, except those warranties of specific equipment stated above, as to which Owner will look solely to the equipment manufacturer. After expiration of Contractor's one (1) year Warranty, Contractor will continue to aid Owner in enforcing any continuing warranties, but enforcement thereafter shall be at Owner's expense.

The one (1) year Warranty shall run from the date of Substantial Completion. The Contractor's Warranty shall survive beyond the one year after Substantial Completion in which the Contractor agrees to correct defective Work pursuant
SECTION 19.1.1 above. The Contractor's duty to repair defective Work in no way limits, diminishes or otherwise affects any warranty rights or other rights or remedies that the Owner has or may have at law or in equity against the Contractor for the Contractor's performance of the Work.

                                   ARTICLE 20

                            TERMINATION OR SUSPENSION

20.1    SUSPENSION OF WORK

If the Project is suspended by Owner, in whole or in part, for more than sixty
(60) consecutive days, Contractor shall be paid for all services performed, prior to receipt of written notice from Owner of such suspension together with reimbursable expenses then due and all termination expenses as defined in this Article and a reasonable profit herein. If the Project is resumed after being suspended for more than sixty (60) consecutive days, the Contract time and amount shall be equitably adjusted.

20.2    TERMINATION

If Contractor fails to commence the Work in accordance with the provisions of this Agreement or fails to diligently prosecute the Work to completion thereof in a diligent, efficient, and workmanlike manner, and in strict accordance with the provisions of the Contract Documents; fails to use an adequate amount or quality of skilled personnel or equipment to complete the Work in accordance with the Project Schedule, fails to perform any of its obligations under the Contract Documents, or fails to make payments to its subcontractors, materialmen or laborers in a timely manner, then Owner shall have the right, if Contractor shall not cure any such breach after five (5) days' written notice thereof, (or if such breach is of such a nature as to be incapable of cure within such period, shall not commence action to cure said breach within such period and thereafter diligently and continuously pursue such action to complete such cure promptly), to: (1) terminate this Agreement; (2) take possession of and use all or any part of Contractor's materials, equipment, supplies, and other property of every kind used by Contractor in the performance of the Work and to use such property in the completion of the Work; or (3) complete the Work in any manner it deems desirable, including engaging the services of other parties therefor. Any such act by Owner shall not be deemed a waiver of any other right or remedy of Owner. If, after exercising any such remedy, the cost to Owner of the performance of the balance of the Work is in excess of that part of the Contract Sum, which has not theretofore been paid to Contractor hereunder, Contractor shall be liable for and shall reimburse Owner for such excess.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

In addition to and not in limitation of the foregoing, the Owner shall have the right, at any time, to terminate this Agreement for the Owner's convenience and without cause. In case of such termination for the Owner's convenience, the Contractor shall be entitled to receive payment for any Pre-Construction services and Work executed, together with reasonable overhead and profit of the Work executed as of the date of such termination, and the amount incurred by Contractor as losses in connection with terminating any subcontracts and purchase orders plus any proven loss sustained upon any services, materials, equipments, tools, construction equipment, and machinery and demobilization costs.

20.3    Contractor's Termination

If Owner fails to perform any of its obligations hereunder, Contractor shall have the right to give Owner a written notice thereof, stating the nature of the breach complained of. If Owner does not cure such breach within thirty (30) days after receipt of such notice, Contractor shall have the right to terminate this Agreement by giving Owner written notice thereof at any time thereafter while such breach remains uncured, and payment shall be made to Contractor for all Work executed and for any proven loss sustained upon any services, materials, equipment, tools, construction equipment, and machinery, and reasonable demobilization costs. Contractor shall similarly have the right to terminate upon thirty (30) days' notice if the Work is suspended for a period of thirty
(30) consecutive days or more from causes not the fault of Contractor.

20.4 The amount, if any, to be paid to Contractor upon a termination of this Agreement shall not cause the GMP to be exceeded, nor shall it exceed an amount to be calculated as follows:

20.4.1 Take the Cost of Work incurred by the Contractor to the date of termination;

20.4.2 Add the Contractor's Fee computed upon the Cost of Work to the date of termination at the rate stated in PARAGRAPH 6.1.1 or, if the Contractor's Fee is stated as a fixed sum in the Subparagraph, an amount that bears the same ratio to that fixed-sum Fee as the Cost of Work at the time of termination bears to a reasonable estimate of the probable Cost of Work upon its completion; and

20.4.3 Subtract the aggregate of previous payments made by the Owner and add the amount incurred as losses in connection with terminating any subcontracts and purchase orders plus any proven loss sustained upon any services, materials, equipments, tools, construction equipment, and machinery and demobilization costs.

20.4.4 The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is to otherwise included in the Cost of Work under ARTICLE 8. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this ARTICLE 20, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

20.5    BANKRUPTCY OF CONTRACTOR.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

It is recognized that if Contractor is adjudged a bankrupt, or makes a general assignment for the benefit of creditors, or if a receiver is appointed for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, such could impair or frustrate Contractor's performance of this Agreement. Accordingly, it is agreed that upon the occurrence of any such event, Owner shall be entitled to request of Contractor, or its successor in interest, adequate assurance of future performance in accordance with the terms and conditions hereof. Failure to comply with such request within ten (10) days of delivery of the request shall entitle Owner to terminate this Agreement and the accompanying rights set forth herein. In all events pending receipt of adequate assurance of performance and actual performance in accordance therewith, Owner shall be entitled to proceed with the Work with its own forces or with other contractors on a time and material or other appropriate basis, the cost of which will be back charged against the Contract Sum hereof.

                                   ARTICLE 21

                            MISCELLANEOUS PROVISIONS

21.1    REMEDIES CUMULATIVE

The rights and remedies of Owner and Contractor under this Agreement shall be non-exclusive, and shall be in addition to all the other remedies available to such Parties at law or in equity.

21.2    Punchlist

Contractor shall be responsible for satisfying all items on any and all reasonable Punch Lists generated by Owner or Owner's Representative.

21.3    EMPLOYMENT RESTRICTION

Both Owner and Contractor agree that during the progress of the Work, and for a period of one (1) year after Substantial Completion, neither shall employ any person that has been or is currently employed by the other on this Project without the written consent of the other Party.

21.4    APPLICABLE LAWS

This Agreement shall be construed and enforced in accordance with and under the laws of the State of Mississippi, without regard to its conflict of laws principles; and should any provision thereof be found to be invalid by a court or courts of competent jurisdiction, the same shall not invalidate the remaining provisions of this Agreement.

21.5    NOTICES

All notices to be given hereunder shall be in writing, and all payments to be made hereunder shall be by check, and may be given, served, or made by depositing the same in the United States Mail addressed to the authorized representative of the Party to be notified, postage paid, and registered or certified with return receipt requested or by delivering the same in person to the said authorized representative of such Party. Notice deposited in the mail in accordance with the provisions hereof shall be effective unless otherwise stated in such notice or in this Agreement

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
from and after the fourth (4th) day next following the date postmarked on the envelope containing such notice, or when actually received, whichever is earlier. Notice given in any other manner shall be effective only if and when received by the Party to be notified. All notices to be given to the Parties hereto shall be sent to or made at the addresses heretofore set forth. By giving the other Party at least fifteen (15) days' written notice thereof, the Parties hereto specify as its address for the purposes hereof any other address in the United States of America.

21.6    WAIVER

No consent or waiver, express or implied, by either Party to this Agreement to or of any breach or default by the other in the performance of any obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by such Party hereunder. Failure on the part of any Party hereto to complain of any act or failure to act of the other Party or to declare the other Party in default hereunder, irrespective of how long such failure continues, shall not constitute a waiver of the rights of such Party hereunder. Inspection by, payment by, or tentative approval or acceptance by Owner or the failure of Owner to perform any inspection hereunder, shall not constitute a final acceptance of the Work or any part thereof and shall not release Contractor of any of its obligations hereunder.

21.7    CONFLICTS

In case of conflicts between the provisions of this Agreement, any ancillary documents executed contemporaneously herewith or prior hereto, or any other of the Contract Documents, the provisions of this Agreement (including all exhibits) shall prevail.

21.8    NOTIFICATION OF LIENS

The Contractor shall notify the Owner immediately if the Contractor becomes aware of the existence of any lien upon the Project site.

21.9    REMOVAL OF LIENS

Should any lien attach to the site of the Project or the Project by the Subcontractors, Suppliers, or anyone directly or indirectly employed by any of them, the Contractor shall act diligently to obtain removal of that lien (including posting of a bond, if permitted by the court).

21.10   INDEMNIFICATION

The Contractor shall defend, indemnify, and hold the Owner and Owner's Lender harmless for any loss, claim, damage, or expense, including reasonable attorneys' fees and expense, arising from or related to liens which attach to the Project site filed by any Subcontractor, Sub-subcontractor, or Supplier, or anyone directly or indirectly employed by any of them and by anyone for whose acts any of them may be liable.

21.11   RELEASE AND WAIVER

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

When the Work is completed, the Contractor shall furnish the Owner a complete release and waiver in form acceptable to the Owner and Owner's Lender of all liens raising out of this Agreement.

21.12   CONFORMITY OF OTHER CONTRACTS

The Contractor agrees to insert in all of its subcontracts and purchase orders hereunder provisions which shall conform substantially to the language of Sections 22.10, 22.11 and 22.12.

21.13   BONDS

The Contractor, prior to commencement of any Work, shall provide to the Owner, Trustee and the Disbursement Agent, within the Guaranteed Maximum Price, the Bond in the form of EXHIBIT "J" attached hereto, covering 100% of the Work, including Change Orders, naming the Owner and Trustee (for the benefit of the noteholders), as co-obligees, covering the faithful performance of the Contract and payment of obligations arising under this Agreement.

21.15.       ATTORNEYS FEES, COSTS AND EXPENSES

Each of Owner and Contractor shall be entitled to recovery of their attorneys' fees, costs and expenses in enforcing their rights and remedies hereunder.

                                   ARTICLE 22

                       PROTECTION OF PERSONS AND PROPERTY

22.1    SAFETY PRECAUTIONS AND PROGRAMS

22.1.1 The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.

22.1.2 In the event the Contractor encounters on the site material reasonably believed to be asbestos or polychlorinated biphenyl (PCB) which has not been rendered harmless, petroleum waste, biohazardous substances, radioactive waste or any other substance falling within the category of hazardous or toxic waste under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or any other state or federal environmental statute or regulation, hereinafter collectively referred to as "HAZARDOUS MATERIALS," the Contractor shall immediately stop Work in the area affected and report the condition to the Owner in writing. Owner shall thereafter as soon as reasonably possible conduct a thorough investigation to determine if the suspected material in the affected area is in fact Hazardous Materials and shall certify to Contractor that such material is not Hazardous Materials or if such material is in fact Hazardous Materials that such Hazardous Materials have been abated and that it is safe to return to the affected area and resume work. Contractor may require Owner to furnish copies of reports of tests conducted by a qualified testing laboratory acceptable to Contractor verifying the absence of such Hazardous Materials before Contractor will be required to resume work. The

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

Contract time and amount shall thereafter be equitably adjusted to account for the time lost due to the encountering of the Hazardous Materials and the reasonable cost associated therewith.

22.1.3 The Contractor shall not be required pursuant to the changes clause herein to perform without consent any Work relating to Hazardous Materials.

22.1.4 To the fullest extent permitted by law, the Owner shall indemnify, defend, protect and hold harmless the Contractor, the design professional subcontractor and design professional subcontractor's consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from the encountering of Hazardous Materials at the project site (excluding any Hazardous Materials introduced to the Project Site by the Contractor, the design professional subcontractor and design professional subcontractor's consultants and agents and employees of any of them), including but not limited to, any fines, assessments or other sanctions imposed under any federal or state environmental statute or regulation as well as costs or expenses associated with clean up or other abatement procedures, regardless of whether or not such claim, damage, loss or expense is caused in part by a party protected hereunder, subject to the limitations set forth in ARTICLE 18 of this Contract. Such obligation shall not be construed to negate, abridge or reduce other rights or obligations which would otherwise exist as to a party or person described in this PARAGRAPH 22.1.4.

22.1.5 To the fullest extent permitted by law, the Contractor shall indemnify, defend, protect and hold harmless the Owner, the Owner's consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from any Hazardous Materials introduced to the Project Site by the Contractor, the design professional subcontractor and design professional subcontractor's consultants and agents and employees of any of them, including but not limited to, any fines, assessments or other sanctions imposed under any federal or state environmental statute or regulation as well as costs or expenses associated with clean up or other abatement procedures, regardless of whether or not such claim, damage, loss or expense is caused in part by a party protected hereunder, subject to the limitations set forth in ARTICLE 18 of this Contract. Such obligation shall not be construed to negate, abridge or reduce other rights or obligations which would otherwise exist as to a party or person described in this PARAGRAPH 22.1.4.

22.2    SAFETY OF PERSONS AND PROPERTY

22.2.1 The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

22.2.1.1   employees on the Work and other persons who may be affected thereby.

22.2.1.2 the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or the Contractor's Subcontractors or Sub-subcontractors; and

22.2.1.3 other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

22.2.2 The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

22.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

22.2.4 When use or storage of explosives or other Hazardous Materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

23.2.5 The Contractor shall cause all of its subcontractors to comply with the foregoing safety requirements.

                                   ARTICLE 23

                        ENUMERATION OF CONTRACT DOCUMENTS

23.1 The Contract Documents, which constitute the entire Agreement between Owner and Contractor, are listed in ARTICLE 1, as the same may be amended by any modifications issued after execution of this Agreement, and are enumerated as follows:

23.1.1 This Agreement is this executed Standard Form of Agreement Between Owner and Contractor consisting of pages 1 through 51.

23.1.2 The General Conditions of the Contract of Construction, AIA Document A201, 1997 edition, as enumerated in EXHIBIT "A" consisting of pages 1 through 66.

23.1.3 The Specifications, as enumerated in EXHIBIT "B" consisting of pages 1 through 3.

23.1.4 The Drawings, as enumerated in EXHIBIT "C" consisting of pages 1 through 4.

23.1.5 The Specifications for the Hard Rock Cafe Shell, as enumerated in EXHIBIT "D-1" consisting of pages 1 through 3.

23.1.6 The Specifications for the Hard Rock Retail Store Shell, as enumerated in EXHIBIT "D-2" consisting of pages 1 through 3.

23.1.7 The Project Schedule, as enumerated in EXHIBIT "E" consisting of pages 1 through 5.

23.1.8 The Schedule of Values, as enumerated in EXHIBIT "F" consisting of pages 1 through 17.

23.1.9 The Contractor's Assumptions, Qualifications and Clarifications to the Guaranteed Maximum Price, and Schedule of Allowances, as enumerated in EXHIBIT "G" consisting of pages 1 through 11.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

23.1.10 The Schedule of Liquidated Damages for Late Completion, as enumerated in EXHIBIT "H" consisting of pages 1 and 2.

23.1.11 The Schedule of Bonus for Early Completion, as enumerated in EXHIBIT "I" consisting of 1 page.

23.1.12 The Form of Payment and Performance Bond, as enumerated in EXHIBIT "J" consisting of pages 1 through 2.

23.1.13 The Rental Rates for Equipment Rented from Contractor, as enumerated in EXHIBIT "K" consisting of 1 page.

23.1.14 The Description of Preconstruction Phase Costs, as enumerated in EXHIBIT "L" consisting of 1 page.

23.1.15 Mississippi Tax-Related Procedures, as enumerated in EXHIBIT "M", consisting of pages M-1 through M-11 and Attachment One thereto consisting of Exhibits A-1, B-1 and B-2 and C-1 through C-7 and Exhibit M-1 thereto.

23.1.16 Form of Barge Subcontract between Contractor and Corn Island Shipyard, Inc., as enumerated in EXHIBIT "N", consisting of pages 1 through 14.

23.2 Whenever there shall appear any conflict between any provisions of the Contract Documents, the controlling documents shall be the documents first appearing in the order set forth above.

                                   ARTICLE 24

                                   ALLOWANCES

24.1    ALLOWANCES

Included in the Contract Sum are all allowances stated in EXHIBIT "G" consisting of pages 1 through 11. Items covered by allowances shall be supplied for such amounts and by such persons or entities as Owner may direct, but Contractor shall not be required to employ persons or entities against which Contractor makes reasonable objection.

24.1.1  Unless otherwise provided on the Contract Documents:

24.1.1.1 materials and equipment under an allowance shall be selected promptly by Owner to avoid delay in the Work;

24.1.1.2 allowances shall cover the cost to Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

24.1.1.3 Contractor's cost for unloading and handling at the site, labor, installation costs, overhead, profit, and other expenses contemplated for stated allowance amounts shall be included in the allowance; and

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

24.2 whenever costs are more than or less than allowances, the GMP shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect: (1) the difference between actual costs and the allowances; and (2) changes in Contractor's costs.

                                   ARTICLE 25

                                    AUTHORITY

25.1 AUTHORITY. The individual executing this Agreement on behalf of Contractor represents and warrants to Owner that Contractor's Board of Directors or Bylaws has granted to such individual the express authority to execute and deliver this Agreement on behalf of Contractor, and that this Agreement, once executed and delivered by such individual, will be binding upon and enforceable against Contractor, in accordance with its terms.

                                   ARTICLE 26

                         LIMITATION OF OWNER'S LIABILITY

26.1 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PAST, PRESENT OR FUTURE PARTNER, MEMBER, SHAREHOLDER, MANAGER, DIRECTOR, OFFICER, EMPLOYEE, AGENT OR ANY AFFILIATE OF OWNER, NOR ITS OR THEIR RESPECTIVE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY DEFAULT BY OWNER HEREUNDER, except to the extent, if any, that any of such parties or individuals become the Owner hereunder. No member or manager of Owner shall have any personal liability under this Agreement or any other instrument, document or agreement entered into or delivered in connection with this Agreement and the transactions contemplated hereby (collectively, the "Related Documents") and no recourse for the payment of any amount due under this Agreement, or for any claim arising out of or relating to this Agreement or any other Related Documents, whether for failure to pay, perform or discharge any monetary or non-monetary obligation, breaches of representations, warranties or covenants, the occurrence of defaults, or otherwise, shall be due or owing, or had or recoverable against or from, any past, present or future partner, member, shareholder, manager, director, officer, employee, agent, or affiliate of Owner (or any successor or assign thereof), except to the extent, if any, that any of such parties or individuals become the Owner hereunder.

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                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
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        IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first written above and is executed in at least three (3) original copies, one of which is to be delivered to Contractor, one to Architect for use in the administration of the Contract, and the remainder to Owner.

OWNER:                                      CONTRACTOR:

Premier Entertainment, L.L.C.               Roy Anderson Corp.
By:     GAR, LLC

                                            By: /s/ Robert P. Vollenweider
                                               ---------------------------------
          By: /s/ David Ross                Name:  Robert P. Vollenweider
             ----------------------------   Title: Chief Financial Officer

          Title: Member
               ------------------------


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "A"

                      General Conditions of the Contract of
                  Construction, AIA Document A201, 1997 edition


                   AIA A201 GENERAL CONDITIONS TO BE ATTACHED


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "B"
                                 Specifications


                      LIST OF SPECIFICATIONS TO BE ATTACHED


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "C"
                                    Drawings


                         LIST OF DRAWINGS TO BE ATTACHED


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                  EXHIBIT "D-1"
                   Specifications for the Hard Rock Cafe Shell


1. Contractor acknowledges the national market theme of rock `n roll music and entertainment played and promoted in and through the "Hard Rock Cafe" throughout the country and the world. Contractor further acknowledges and agrees that the Contractor shall not attempt to restrict or impede Hard Rock's use of the Premises in furtherance of its rock `n roll music and entertainment theme, provided Hard Rock's playing and promotion of this rock `n roll music and entertainment theme complies with the applicable Laws and is not conducted in such a way as to become a nuisance to the other Hard Rocks, taking into consideration and allowing for the nature of and style of Hard Rock's business.

2. Contractor shall provide 2 1/2" potable water supply in compliance with the local jurisdiction's requirements or any other governing agency to the Hard Rock Cafe leased premises. Contractor to verify that the available water pressure is adequate to operate flush valve fixtures with an anticipated load of 175 Fixture Units at 85 GPM.

3. Contractor shall provide a metered 4" natural gas supply within the premises at a location coordinated with Hard Rock's design. All work shall be in compliance with the local jurisdiction's requirements or any other governing agency. The gas supply shall provide an anticipated load of 3150 CFH at a pressure of 2 PSI.

4. Contractor to provide a 4" sanitary sewer line in compliance with the local jurisdiction's requirements or any other governing agency. Contractor shall rod and visually inspect all existing sewer lines for damage prior to connection by Hard Rock.

5. Contractor to provide a grease interceptor sized as required by the local jurisdiction or any other governing agency for the anticipated load.

6. Contractor shall provide fire protection service to the Hard Rock Cafe lease space. Service shall be sized in accordance with NFPA 13 and Factory Mutual Standards for proper flow at required pressure to accommodate total fire protection coverage of the Hard Rock Cafe leased space. Hard Rock to make adjustments to the fire protection system as required to coordinate with its design.

7. Contractor to provide all fire separations between the Hard Rock Cafe and all adjacent areas as required by the local jurisdiction and any other governing agency.

8. Contractor shall provide fire rated shafts, ductwork within shaft and all fire rated assemblies up to the roof (including roof curbs and flashing) or exterior in accordance with the local jurisdiction or any other governing agency for the Hard Rock Cafe grease exhaust system, make-up air system, dishwasher exhaust, HVAC system, and restroom exhaust.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

9. Contractor shall provide new rooftop HVAC equipment (per Hard Rock's specifications) and all required structural supports and ducting to the Premises. Contractor shall provide sufficient roof or ancillary space for Hard Rock's refrigeration equipment, exhaust fans and make-up air units and shall provide screening for the equipment as may be required by the local jurisdiction, development agreements or as needed to satisfy design requirements.

10. Contractor shall provide to the premises a metered electrical service sized at 2000 AMP 120v/208v 3 Phase 4/wire. The service may increase as required by the calculated demand load of the Hard Rock Cafe.

11. Contractor shall provide a building that includes all exterior windows, storefronts and doors and which is structurally sound and watertight and complies with all of the requirements of this Exhibit "D" (the "Shell of the Premises"). The building shall comply with the local jurisdiction's requirements or any other governing agency for the intended use. Contractor shall be responsible for constructing the exterior skin, windows and skin of the building, with integrity against water infiltration, leaks and seepage.

12. Contractor shall provide all shell demising walls in a paint ready condition.

13. Contractor shall provide all acoustical attenuation between Hard Rock demises.

14. Contractor shall have a structural engineer registered in the state in which the project is located certify that the floor's structural system is adequate to support a live load of 100 lbs. per square foot and an additional dead load of 35 lbs. per square foot.

15. Contractor shall provide a lease area that is free from any hazardous substances or materials. Contractor shall provide any and all certificates that may be required by the local jurisdiction or any other governing agency.

16. Contractor shall provide a fully accessible and adequately illuminated route for the public into the Hard Rock Cafe leased space.

17. To the extent that the Project is located in a multi-Hard Rock or multi-purpose development, Contractor shall, at its expense, include Hard Rock Cafe signage in all public directories located within the development. Contractor will permit, subject to reasonable approval, the use of supplemental directional signage provided and installed by Hard Rock Cafe.

18. Contractor shall provide access to all adjacent and remote spaces as required for the completion of the Hard Rock Cafe Hard Rock build out.

19. Contractor shall provide sufficient space and accommodation, in accordance with the requirements of the local jurisdiction or any other governing agency, for the adequate and

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
         proper access, handling, interim storage and delivery of all food and merchandise and removal of all trash and waste generated by the Hard Rock Cafe.

20. Contractor shall provide every available assistance in obtaining all required local jurisdiction and any other governing agency approvals necessary for the construction and operation of the Hard Rock Cafe.

21. Contractor shall cooperate with Owner in using diligent efforts to obtain the local jurisdiction and any other government agency approvals for all Hard Rock Cafe exterior signage including but not limited to signs, awnings, flags, icons and marquees. Contractor shall provide electrical service and all structural supports for the Hard Rock Cafe signs. The signage will be supplied and installed by the Hard Rock Cafe.

22. Contractor shall designate an area, adjacent to the Project, for temporary construction trailer and material storage, receiving and handling.

23. Contractor shall relocate any pre-existing utilities that conflict with Hard Rock's planned improvements.

24. Contractor shall provide to the Hard Rock Cafe leased space, all HVAC equipment, including power, chilled and hot water piping, and central ducting from, a centralized unit as necessary to provide adequate heating, cooling and ventilation as determined by Hard Rock during the planning phase of the project, but in no event less than one ton of HVAC capacity shall be supplied to the Hard Rock Cafe leased space for each 120 gross square feet of the Hard Rock Cafe leased space. HVAC supply shall be provided on a 24 hour per day 365 day per year basis.


                          *** End of EXHIBIT "D-1" ***

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                  EXHIBIT "D-2"
               Specifications for the Hard Rock Retail Store Shell


1. Contractor acknowledges the national market theme of rock `n roll music and entertainment played and promoted in and through the "Hard Rock Cafe" throughout the country and the world. Contractor further acknowledges and agrees that the Contractor shall not attempt to restrict or impede Hard Rock's use of the Premises in furtherance of its rock `n roll music and entertainment theme, provided Hard Rock's playing and promotion of this rock `n roll music and entertainment theme complies with the applicable Laws and is not conducted in such a way as to become a nuisance to the other Hard Rocks, taking into consideration and allowing for the nature of and style of Hard Rock's business.

2. Contractor shall provide glass store front window system and entry doors.

3. Contractor shall provide Hard Rock Hotel Store staff access to Hotel employee washrooms.

4. Contractor shall provide fire protection service to the Hard Rock Hotel Store lease space. Service shall be sized in accordance with NFPA 13 and Factory Mutual Standards for proper flow at required pressure to accommodate total fire protection coverage of the Hard Rock Store leased space. Hard Rock to make adjustments to the fire protection system as required to coordinate with its design.

5. Contractor to provide all fire separations between the Hard Rock Hotel Store and all adjacent areas as required by the local jurisdiction and any other governing agency.

6. Contractor shall provide fire rated shafts, ductwork within shaft and all fire rated assemblies up to the roof or exterior in accordance with the local jurisdiction or any other governing agency for the Hard Rock Hotel Store.

7.       Contractor shall provide all Heating, Ventilation and Air-Conditioning
         (HVAC) for the space via dedicated units or from Hotel systems. The HVAC system shall be designed to satisfy the Hard Rock Hotel Store requirements. Hard Rock will provide all secondary distribution from the main duct(s) provided by Contractor. HVAC control points shall be provided to Hard Rock who will provide local thermostats and controls for the branch system.

8. Contractor shall provide to the premises, as a minimum, an electrical service at 200 AMP 120v/208v/3 Phase 4/wire. The service may increase as required by the calculated demand load of the Hard Rock Hotel Store.

9. Contractor shall provide two (2) 1" conduits from the Hard Rock space to the base building telephone equipment room. Contractor will ensure that base building telephone

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR
         service contains sufficient capacity to provide no less than eight (8) dedicated phone lines for Hard Rock Hotel Store usage.

10. To ensure music compatibility with the Hotel Lobby, Contractor shall provide one 1" conduit and input feed from the Hotel's main A/V room. Hard Rock will terminate the wire to its audio rack to allow for connectivity with the Hotel audio system.

11. Contractor shall provide a building that is structurally sound and watertight, that complies with the local jurisdiction's requirements or any other governing agency for the intended use and complies with the requirements of this Exhibit "C" (the "Shell of the Premises"). Contractor shall be responsible for constructing the exterior skin of the building, with integrity against water infiltration, leaks and seepage.

12. Contractor shall permanently seal all penetrations through the overhead structure covering the Hard Rock Hotel Store Hard Rock space.

13. Contractor shall provide all shell demising walls in a paint ready condition.

14. Contractor shall provide all acoustical attenuation between Hard Rock demises.

15. Contractor shall have a structural engineer registered in the state in which the project is located certify that the floor's structural system is adequate to support a live load of 100 lbs. per square foot and an additional dead load of 35 lbs. per square foot.

16. Contractor shall provide a flat and level concrete floor slab meeting a minimum of: Slab on Grade - FF25 and FL25; Elevated Slab - FF25 and FL requiring 80% of all elevation points fall within a envelope tolerance of 3/4" or less.

17. Contractor shall provide a concrete floor slab with a hard trowel finish suitable for the future application of concrete stain floor finishes. Slab shall not be treated with any penetrating cure or seal compound. All control and expansion joints shall be neatly cut with no excessive spalling.

18. Contractor shall provide a lease area that is free from any hazardous substances or materials. Contractor shall provide any and all certificates that may be required by the local jurisdiction or any other governing agency.

19. Contractor shall provide a fully accessible and adequately illuminated route for the public into the Hard Rock Hotel Store leased space.

20. To the extent that the Project is located in a multi-Hard Rock development, Contractor include, at its expense, Hard Rock Hotel Store signage in all public directories located within the development and will permit, subject to reasonable approval, the use of additional supplemental directional signage provided and installed by Hard Rock.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

21. Contractor shall provide access to all adjacent and remote spaces as required for the completion of the Hard Rock Hotel Store Hard Rock build out.

22. Contractor shall provide sufficient space and accommodation, in accordance with the requirements of the local jurisdiction or any other governing agency, for the adequate and proper access, handling, interim storage and delivery of all food and merchandise and removal of all trash and waste generated by the Hard Rock Hotel Store.

23. Contractor shall provide every available assistance in obtaining all required local jurisdiction and any other governing agency approvals necessary for the construction and operation of the Hard Rock Hotel Store.

24. Contractor shall cooperate with Owner in using diligent efforts to obtain the local jurisdiction and any other government agency approvals for all Hard Rock Hotel Store exterior signage including but not limited to signs, awnings, flags, icons and marquees. Contractor shall provide electrical service and all structural supports for the Hard Rock Hotel Store signs. The signage will be supplied and installed by Hard Rock.

25. Contractor shall designate an area, adjacent to the Project, for temporary construction trailer and material storage, receiving and handling.

26. Contractor shall route all Hotel systems and utilities to avoid conflict with Hard Rock's improvements. Any utilities that conflict with the retail improvements shall be relocated by Contractor.

27. Contractor shall provide all partition framing between adjacent areas and shall finish the exterior side of the partition walls. Hard Rock, as a part of its Hard Rock Improvement work, shall provide and install all drywall and finishes to the interior side of the partition walls. Contractor shall provide all sound attenuation and insulation materials within the partition walls.

                          *** End of EXHIBIT "D-2" ***


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "E"
                                Project Schedule


                         PROJECT SCHEDULE TO BE ATTACHED


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "F"
                               Schedule of Values


                        SCHEDULE OF VALUES TO BE ATTACHED


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "G"
           Contractor's Assumptions, Qualifications and Clarifications
             to Guaranteed Maximum Price, and Schedule of Allowances


           CONTRACTOR'S ASSUMPTIONS, CLARIFICATIONS AND QUALIFICATIONS
     TO GUARANTEED MAXIMUM PRICE, AND SCHEDULE OF ALLOWANCES TO BE ATTACHED


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "H"
               Schedule of Liquidated Damages for Late Completion

                     LIQUIDATED DAMAGES FOR LATE COMPLETION
                                  (Page 1 of 2)

     - For each calendar day that Contractor fails to achieve Substantial Completion beyond the Substantial Completion Date set forth in the Project Schedule commencing upon the first (1st) calendar day following the Substantial Completion Date through and including the third (3rd) calendar day following the Substantial Completion Date, the Contractor shall not be obligated to pay to the Owner any liquidated damages.

     - For each calendar day that Contractor fails to achieve Substantial Completion beyond the Substantial Completion Date set forth in the Project Schedule commencing upon the fourth (4th) calendar day following the Substantial Completion Date through and including the eleventh (11th) day following the Substantial Completion Date, the Contractor shall be obligated to pay to the Owner, immediately upon demand by Owner, the sum of Ten Thousand Dollars ($10,000.00) for each such calendar day, not as a penalty, but as Liquidated Damages.

     - For each calendar day that Contractor fails to achieve Substantial Completion beyond the Substantial Completion Date set forth in the Project Schedule commencing upon the twelfth (12th) calendar day following the Substantial Completion Date through and including the nineteenth (19th) day following the Substantial Completion Date, the Contractor shall be obligated to pay to the Owner, immediately upon demand by Owner, the sum of Twenty Five Thousand Dollars ($25,000.00) for each such calendar day, not as a penalty, but as Liquidated Damages.

     - For each calendar day that Contractor fails to achieve Substantial Completion beyond the Substantial Completion Date set forth in the Project Schedule commencing upon the twentieth (20th) calendar day following the Substantial Completion Date and continuing for each day thereafter until Contractor shall have achieved Substantial Completion of the Work, the Contractor shall be obligated to pay to the Owner, immediately upon demand by Owner, the sum of Fifty Thousand Dollars ($50,000.00) for each such calendar day, not as a penalty, but as Liquidated Damages.

     - Provided, however, that the Contractor shall not be obligated to pay Owner, on account of the failure of Contractor to achieve Substantial Completion within three calendar days of the Substantial Completion Date set forth in the Project Schedule, more than the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00).

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "H"
               Schedule of Liquidated Damages for Late Completion

                     LIQUIDATED DAMAGES FOR LATE COMPLETION
                            (Continued, Page 2 of 2)

     - Notwithstanding the foregoing, Contractor shall not be obligated to pay to Owner, and Owner shall not be entitled to retain or recover from Contractor, liquidated damages in the event (i) Contractor satisfies all conditions to achieving Substantial Completion of the Work (as set forth in Section 9.8.1 of the AIA 201 General Conditions) within the three-day grace period following the Substantial Completion Date, other than the condition that the value of all Punchlist items are less than the threshold amount set forth in Section 9.8.1 of the A201 General Conditions, and (ii) the Project is open for business to the public and generating revenue for the Owner and the use and enjoyment of the Project by employees, guests and patrons is not adversely affected or impeded by any item on the Punchlist.

     - Contractor's obligation to pay to Owner, and Owner's right to retain or recover from Contractor liquidated damages, is subject to the limitations provided in Section 4.6.2 of the Owner-Contractor Agreement.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "I"
                     Schedule of Bonus for Early Completion

                           BONUS FOR EARLY COMPLETION

     - For each calendar day that Contractor achieves Substantial Completion prior to the Substantial Completion Date as set forth in the Project Schedule commencing upon the first (1st) calendar day prior to the Substantial Completion Date through and including the third (3rd) calendar day prior to the Substantial Completion Date, the Contractor shall not be entitled to any bonus for early completion.

     - For each calendar day that Contractor achieves Substantial Completion prior to the Substantial Completion Date as set forth in the Project Schedule on and/or between the fourth (4th) calendar day prior to the Substantial Completion Date through and including the eleventh (11th) calendar day prior to the Substantial Completion Date, Owner agrees to pay to Contractor Ten Thousand Dollars ($10,000) per calendar day as a bonus for early completion.

     - For each calendar day that Contractor achieves Substantial Completion prior to the Substantial Completion Date set forth in the Project Schedule on and/or between the twelfth (12th) calendar day prior to the Substantial Completion Date through and including the nineteenth (19th) calendar day prior to the Substantial Completion Date, Owner agrees to pay to Contractor Twenty Five Thousand Dollars ($25,000) per calendar day as a bonus for early completion.

     - For each calendar day that Contractor achieves Substantial Completion which is nineteen (19) calendar days or more prior to the Substantial Completion Date set forth in the Project Schedule, Owner agrees to pay to Contractor Fifty Thousand Dollars ($50,000) per calendar day as a bonus for early completion.

     - Provided, however, that Owner shall not be obligated to pay Contractor, on account of achieving Substantial Completion prior to the Substantial Completion Date set forth in the Project Schedule, more than the aggregate sum of Eight Hundred Thousand Dollars ($800,000.00), and further provided that Owner shall not be obligated to pay Contractor any bonus for achieving Substantial Completion of the Work prior to the Substantial Completion Date set forth in the Project Schedule unless all of the conditions and requirements for early completion set forth in the Contact Documents, including without limitation, all conditions and requirements set forth in PARAGRAPH 4.7 and PARAGRAPH 4.8 of the Standard Form of Agreement between Owner and Contractor, are satisfied in all respects.

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "J"
                      Form of Payment and Performance Bond


                                 TO BE ATTACHED


                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "K"
                Rental Rates for Equipment Rented from Contractor

         EQUIPMENT DESCRIPTION                           MONTHLY RENTAL RATE
----------------------------------------------------------------------------
HSP 8060 All Terrain Linkbelt Crane                     $ 6,750.00 per month

8042 Skytrack                                           $ 2,800.00 per month

Street Sweeper                                          $ 1,200.00 per month

Compactor                                               $   660.00 per month

Pontoon Boat                                            $   250.00 per month

Pick-Up Truck                                           $   720.00 per month

Total Station                                           $   495.00 per month

Level & Transit                                         $   179.00 per month

Desktop Computer                                        $   105.00 per month

Laptop Computer with Docking Station                    $   186.00 per month

Heavy Use Printer                                       $    35.00 per month

Copying Machine                                         $   350.00 per month

Fax Machine                                             $    40.00 per month

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "L"
                   Description of Preconstruction Phase Costs

Types of Preconstruction Costs

     -   Design Services

     -   Preconstruction Labor and Labor Burden

     -   Preconstruction Meetings / Conference Calls

     -   Plan Reproduction

     -   Postage and Shipping

     -   Site Investigation

     -   Survey

     -   Travel Expenses

                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "M"
                       Mississippi Tax Related Procedures



                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   EXHIBIT "N"
            Form of Barge Subcontract with Corn Island Shipyard, Inc.



                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                                                    Exhibit 10.1

                               FIRST AMENDMENT TO
                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

     THIS FIRST AMENDMENT TO AGREEMENT BETWEEN OWNER AND CONTRACTOR (this "AMENDMENT") is made as of the 22nd day of January, 2004 by and among Premier Entertainment Biloxi, LLC, a Delaware limited liability company ("OWNER") and Roy Anderson Corp. ("CONTRACTOR").

                                   WITNESSETH

     WHEREAS, Premier Entertainment, L.L.C., a Mississippi limited liability company, as owner, and Contractor entered into that certain "Agreement Between Owner and Contractor where the basis of payment is the Cost of Work Plus a Fee Not to Exceed a Guaranteed Maximum Price" made and entered into as of December 24, 2003 relating to the construction of a Hard Rock Hotel and Casino in Biloxi, Mississippi ( the "GMP CONTRACT");

     WHEREAS, subsequent to the execution and delivery of the GMP Contract, Premier Entertainment, L.L.C., a Mississippi limited liability company, was merged with and into Owner;

     WHEREAS, the Owner and Contractor desire to amend the GMP Contract as herein provided.

     NOW, THEREFORE, for and in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

     1. RECITALS; CAPITALIZED TERMS. The foregoing recitals are acknowledged to be accurate and are incorporated herein. Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the GMP Contract.

     2. DISBURSEMENT AGREEMENT. Paragraph 2.3 of the GMP Contract is amended by substituting the name "U.S. Bank National Association, a national banking association" in place of the name "Standard Federal - Corporate and Institutional Trust, a division of LaSalle Bank National Association" in each place where such reference occurs in Paragraph 2.3. Accordingly, U.S. Bank National Association, a national banking association (together with its successors and assigns from time to time), shall be defined to be the Disbursement Agent and the Trustee, respectively. The date "January 14, 2004" is inserted in the blank space in Paragraph 2.3 for the Latham & Watkins draft of the Disbursement Agreement.

     3.   LIEN WAIVERS FOR DIRECT PURCHASE ITEMS.

               a. The amount "$40,000" is hereby substituted in place of the amount "$50,000" in Paragraph 3.4 of Exhibit M and Paragraph 3.1 of Section C ("Direct Purchases by OWNER of Certain Items of Component Materials and NonComponent Materials") to Exhibit M attached to the GMP Contract.

               b. Contractor represents to Owner that its best estimate, based upon currently-available information, of the number of contracts for Direct Purchase Items with any single supplier or contractor with a contract price of less than $40,000 will be approximately twenty-five (25) contracts, and the aggregate amount of all such contracts will be approximately $900,000.00. Contractor agrees that whenever the information concerning the actual number and amount of such contracts (i.e., contracts for Direct Purchase Items with any single supplier or contractor with a contract price of less than $40,000) is available, Contractor shall provide such particular contract information to Owner, to allow Owner to certify such contract information to First American Title Insurance Company and Owner.

     4. NO OTHER CHANGES. Except as herein expressly supplemented, changed, modified or amended, all of the terms, provisions and conditions of the Agreement shall continue to remain in full force and effect.

     5. CONTROLLING DOCUMENT. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment shall prevail and govern.

     6. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     7. EXECUTION IN COUNTERPARTS. The Amendment may be signed in multiple counterparts, each of which, when taken together, will constitute one and the same instrument.

     8. FACSIMILE DELIVERY. The parties hereto agree that the use of facsimile signatures for the negotiation and execution of this Amendment shall be legal and binding and shall have the same full force and effect as if originally signed.


             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;
                       SIGNATURES APPEAR ON FOLLOWING PAGE

     IN WITNESS WHEREOF, the undersigned have hereto set their hands and seals on this First Amendment to Agreement between Owner and Contractor as of the day and year first above written.


OWNER:                                     CONTRACTOR:

Premier Entertainment Biloxi, LLC,         Roy Anderson Corp.
a Delaware limited liability company


By:        /s/ Joseph Billhimer            By:        /s/ Robert P. Vollenweider
       ---------------------------------          ------------------------------
Name:      Joseph Billhimer                Name:      Robert P. Vollenweider
       ---------------------------------          ------------------------------
Title:     President and Chief Operating   Title:     Chief Financial Officer
           Officer                                ------------------------------
       ---------------------------------

                                       C-3